Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PGT INNOVATIONS, INC.,

NSWS HOLDINGS, INC.,

NEWSOUTH WINDOW SOLUTIONS, LLC,

NSWS ORLANDO HOLDINGS, INC.,

NEWSOUTH WINDOW SOLUTIONS OF ORLANDO, LLC,

THE SHAREHOLDERS OF COMPANY HOLDCO AND ORLANDO HOLDCO

AND

NSWS REP, LLC AS SELLER REPRESENTATIVE

Dated as of December 10, 2019

i

Exhibits*

Exhibit I	-	Seller Information
Exhibit II	-	IP Assignment Agreement
Exhibit III	-	Form of Escrow Agreement
Exhibit IV-A	-	Form of Employment Agreement – Amy Rahn
Exhibit IV-B	-	Form of Employment Agreement – Earl Rahn
Exhibit IV-C	-	Form of Employment Agreement – Daniel S. Ochstein
Exhibit V	-	Redemption Agreement
Exhibit VI	-	Form of Certificate of Trust
Exhibit VII	-	Methodology for Allocation Statement
Exhibit VIII	-	R&W Policy Terms
Exhibit IX	-	Form of Tampa Lease Amendment

[*

Certain exhibits and schedules have been omitted from this Exhibit 2.1, and the PGT Innovations, Inc. agrees to furnish supplementary to the Commission a copy of any omitted exhibits or schedules upon request.]

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 10, 2019 (this “Agreement”), by and among (i) PGT Innovations, Inc., a Delaware corporation (“Purchaser”), (ii) NSWS Holdings, Inc., a Florida corporation (“Company Holdco”), (iii) NewSouth Window Solutions, LLC, a Delaware limited liability company (the “Company”), (iv) NSWS Orlando Holdings, Inc., a Florida corporation (“Orlando Holdco”, and, collectively with Company Holdco, the “Holdcos”), (v) NewSouth Window Solutions of Orlando, LLC, a Florida limited liability company (“NewSouth Orlando”), (vi) the shareholders of Company Holdco and Orlando Holdco set forth under the heading “Sellers” on the signature pages hereto (the “Sellers”, and each, a “Seller”) and (vii) NSWS Rep, LLC, a Florida limited liability company, as designated agent on behalf of the Sellers (“Seller Representative”). Purchaser, Company Holdco, the Company, Orlando Holdco, NewSouth Orlando and the Sellers are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”.

RECITALS

WHEREAS, the Company, the Company Subsidiaries and NewSouth Orlando (collectively, the “Company Group”) are in the business of design, manufacture, sale and installation of windows (impact and non-impact) and doors for residential and commercial buildings (together with any other operations of the business of each member of the Company Group, the “Business”);

WHEREAS, as of the date hereof, the Sellers collectively own 100% of all of the issued and outstanding membership interests of the Company as shown on Exhibit I hereto (collectively, the “Company Membership Interests”);

WHEREAS, as of the date hereof, Dan Ochstein and Earl Rahn each own 35% of all of the issued and outstanding membership interests in NewSouth Orlando and Timothy Nagle owns the remaining 30% of all of the issued and outstanding membership interests (such interests, “Nagle’s NSO Interests”) in NewSouth Orlando (collectively, the “Orlando Membership Interests”, and, collectively with the Company Membership Interests, the “Membership Interests”);

WHEREAS, on or prior to the date hereof, the Sellers and the Company entered into the IP Assignment Agreement;

WHEREAS, prior to the date hereof, NewSouth Orlando and Tim Nagle entered into the Redemption Agreement pursuant to which NewSouth Orlando will redeem all of Nagle’s NSO Interests resulting in Dan Ochstein and Earl Rahn each owning 50% of all of the issued and outstanding membership interests in NewSouth Orlando, which redemption shall be effective no later than the calendar day immediately prior to the date of the Orlando Reorganization (the “Redemption”);

WHEREAS, prior to the Closing, NewSouth Orlando and the Company shall, and the Sellers shall cause them to, undertake the Pre-Closing Reorganizations;

WHEREAS, following the Redemption and the Pre-Closing Reorganizations, (i) the Company Holdco shall own all of the issued and outstanding Company Membership Interests and (ii) Orlando Holdco shall own all of the issued and outstanding Orlando Membership Interests;

WHEREAS, (i) Company Holdco desires to sell to Purchaser, and Purchaser desires to acquire from Company Holdco, the Company Membership Interests, (ii) Orlando Holdco desires to sell to Purchaser, and Purchaser desires to acquire from Orlando Holdco, the Orlando Membership Interests, and (ii) the Sellers shall cause each of Company Holdco and Orlando Holdco to sell such Membership Interests to Purchaser, each subject to the terms and conditions set forth herein and in a transaction treated as the purchase of the undivided interests in all the assets of the Company and NewSouth Orlando pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii); and

WHEREAS, as a condition and inducement for Purchaser to enter into this Agreement, each of Amy Rahn, Earl Rahn, and Daniel Ochstein shall, and Sellers shall cause them to, execute and deliver an Employment Agreement (as defined below) with Purchaser at Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means GAAP, as used and applied on a consistent basis by the Company in preparing the Financial Statements, in each case, to the extent such use and application complies with GAAP.

“Additional Seller Amount” has the meaning set forth in Section 2.3(h).

“[***] Escrow Amount” means $250,000, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with the terms of this Agreement and the Escrow Agreement.

“Adjustment Escrow Amount” means $500,000, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with the terms of this Agreement and the Escrow Agreement.

“Affiliate” means (i) with respect to any Person, any other Person (including, with respect to any trust, the trustees of such trust) that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise and (ii) in addition to the foregoing, with respect to any natural Person, such Person’s spouse, former spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asset Allocation Statements” has the meaning set forth in Section 11.6(b).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required or authorized by Law to close.

“Cap” means an amount equal to $460,000.

“Capitalized Lease” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” has the meaning set forth in Section 9.1(g).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Company Group as of the Effective Time prepared in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby.

“Closing Company Cash” means the Company Cash as of the Effective Time determined in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby.

“Closing Consideration” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group outstanding at and as of the Effective Time.

“Closing Statement” means a closing statement setting forth Purchaser’s calculation of (i) the Closing Balance Sheet and (ii) the following (calculated pursuant to the Closing Balance Sheet): (a) Closing Company Cash, (b) Closing Indebtedness and (c) Transaction Expenses.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code § 4980B and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” means a source of (i) amounts actually recovered by the indemnified party pursuant to any indemnification or contribution by, or indemnification, contribution or other agreement with, any third party or (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against a Loss for which an indemnification claim has been made under this Agreement (net of any costs incurred to recover such amounts), including under the R&W Policy (but subject to terms and conditions hereof).

“Company” has the meaning set forth in the recitals.

“Company Allocable Price” has the meaning set forth in Section 11.6(b).

“Company Benefit Plan” means each material plan, program, policy, agreement, or other arrangement providing for compensation, deferred compensation, incentive compensation, performance awards, bonus, equity interest purchase, equity interest option or other equity-based compensation, vacation or holiday pay, fringe, paid time off, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, retiree benefits, and including employment or consulting agreements or any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, in each case, whether written or unwritten, funded or unfunded, which is sponsored, maintained, contributed to, or required to be contributed to by any member of the Company Group or an ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any member of the Company Group or an ERISA Affiliate, or with respect to which any member of the Company Group or an ERISA Affiliate otherwise has any Liabilities or obligations, excluding arrangements that any member of the Company Group is required to contribute to under Law, such as Social Security or workers compensation.

“Company Cash” means, without duplication, the aggregate amount of unrestricted cash, cash equivalents and other short-term liquid investments of the Company Group, as of the Effective Time and determined in accordance with the Accounting Principles, less (i) the amounts of any unpaid, uncashed or uncleared checks, drafts and wire transfers issued on or prior to the Effective Time, less (ii) the aggregate amount of any cash collateral securing outstanding letters of credit or similar facilities as of the Effective Time, plus (iii) deposits in transit; provided, that, in each case, without giving effect to any changes in such items or to the any member of the Company Group resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the direction or for the benefit of Purchaser). For the avoidance of doubt, the aggregate amount of customer deposits held by the members of the Company Group as of the applicable measure period will constitute Company Cash.

“Company Data” means all customer, employee, vendor or business partner data used, Processed, and/or hosted by the Business, whether provided by the Company Group or any other Person.

“Company Disregarded Entity Election” has the meaning set forth in Section 1.1.

“Company Documents” means this Agreement the other agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by any member of the Company Group in connection with the consummation of the transactions contemplated by this Agreement, including the Redemption Agreement.

“Company Employee” has the meaning set forth in Section 7.9(a).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Holdco” has the meaning set forth in the preamble to this Agreement.

“Company Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Company Insurance Policies” has the meaning set forth in Section 4.18.

“Company Percentage Interest” means the percentage set forth opposite a Seller’s name on Exhibit I under the heading “Company Percentage Interest.”

“Company Owned IP” means all Intellectual Property Rights which are owned or purported to be owned by any member of the Company Group.

“Company Reorganization” means the consummation of the following transactions in the following order:

(i) first, the filing of Form 2553 pursuant to which Company Holdco elects, effective upon the formation of Company Holdco, to be an S corporation for U.S. federal income tax purposes;

(ii) second, at least four (4) calendar days prior to the Closing Date, the contribution by the Sellers of all of the Company Membership Interests to Company Holdco in exchange for all of the shares of capital stock of Company Holdco (the “Company Contribution”);

(iii) third, on the date of the Company Contribution, the filing with the IRS of a Form 8869 Qualified Subchapter S Subsidiary Election with respect to the Company to be treated as a “qualified subchapter S subsidiary” effective as of the date of the Company Contribution; and

(iv) fourth, at least two (2) calendar days after the Company Contribution and at least one calendar day prior to the Closing Date, the filing with the IRS of a Form 8832 Entity Classification Election with respect to the Company electing, effective on the date of filing the Form 8832, to be disregarded as a separate entity from Company Holdco for U.S. federal income tax purposes (the “Company Disregarded Entity Election”).

“Company Subsidiary” means any Person of which the Company owns, directly or indirectly, at least a majority of the outstanding equity interests of such Person, which shall include the entities set forth on Section 4.5 of the Disclosure Schedules.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated August 20, 2019 between Raymond James & Associates and Purchaser.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, evidence of Indebtedness, loan, letter of credit, binding bid, purchase order, instrument, easement, right-of-way, security agreement, lease, license or arrangement, in each case, whether written or oral.

“Debt Commitment Letter” shall mean the commitment letter among Purchaser, SunTrust Bank and SunTrust Robinson Humphrey, Inc., dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed, on the terms and subject only to the conditions set forth in Article V thereof, to provide or cause to be provided the Debt Financing in cash in the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any replacement debt financing therefor (including a notes offering) contemplated by the Debt Commitment Letters.

“Debt Financing Deliverables” shall mean information regarding the Company members reasonably requested by Purchaser that the Debt Financing Sources party to the Debt Commitment Letter reasonably determine is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and that is required under Section 7 of Exhibit C of the Debt Commitment Letter (provided such documentation and other information is requested at least eight (8) Business Days prior to the Closing Date).

“Debt Financing Sources” shall mean (i) the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter (including any amendments or joinder agreements entered pursuant thereto or relating thereto and, in each case, in compliance with this Agreement) and (ii) their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equity holders, managers, members, limited partners, controlling persons, agents, advisors, attorneys and representatives and respective successors and assigns of the foregoing Persons described in clause (i).

“Debt Payoff Amount” means the amount necessary to fully repay and discharge the Borrowed Indebtedness of the Company Group outstanding at and as of the Closing.

“Deductible” means an amount equal to $460,000.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Disregarded Entity Elections” means the Company Disregarded Entity Election and NewSouth Orlando Disregarded Entity Election.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employment Agreements” means, collectively, each of the employment agreements between Purchaser and each of Amy Rahn, Earl Rahn, and Daniel Ochstein, respectively in the forms attached hereto as Exhibit IV-A, Exhibit IV-B, and Exhibit IV-C.

“Environmental Claim” shall mean any Legal Proceeding by any Person alleging Liability arising out of, based on or resulting from: (i) the presence, Release of or exposure to any Hazardous Materials, or (ii) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any Law relating to or imposing Liability or standards of conduct (including disclosure or notification) concerning the protection of human health or the environment or natural resources, industrial hygiene or unsafe conditions, including those relating to the use, processing, generation, manufacture, treatment, storage, handling, transportation, recycling, sale, distribution, marketing, labelling, importation, exportation, disposal, Release, emission or discharge of, or exposure to, Hazardous Materials, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to real properties, and those relating to the atmosphere, indoor air, soil, surface and groundwater, sub-surface strata, wetlands, stream sediments, natural resources, fauna, vegetation and any natural or man-made structures on, under, in or about real properties, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto, and equivalent state statutes and regulations adopted in respect thereto, all as previously and in the future to be amended and any applicable U.S. federal, state or local Law having a similar subject matter.

“Environmental Notice” means written directive, notice of violation or infraction or notice relating to actual or alleged non-compliance with or actual or alleged Liability arising under any Environmental Law.

“Environmental Permits” means the Permits required under or issued, granted, given, authorized by or made pursuant to Environmental Laws to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with any member of the Company Group, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account designated by the Escrow Agent into which the payment required by Section 2.2(e) shall be made and any succeeding account in which the [***] Escrow Amount, the Adjustment Escrow Amount and the Retention Escrow Amount shall be held by the Escrow Agent.

“Escrow Agent” means U.S. Bank, N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing by and among Purchaser, Seller Representative and the Escrow Agent providing for the holding and disbursement of funds from the Escrow Account in accordance with the terms hereof, in substantially the form attached hereto as Exhibit III.

“Estimated Balance Sheet” means the good faith estimated consolidated balance sheet of the Company Group as of the Effective Time prepared in accordance with the Accounting Principles.

“Estimated Closing Indebtedness” means Sellers’ good faith estimate of the Closing Indebtedness as of immediately prior to the Effective Time as reflected on the Estimated Balance Sheet.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Cash” means Sellers’ good faith estimate of the Company Cash as of immediately prior to the Effective Time as reflected on the Estimated Balance Sheet.

“Estimated Transaction Expenses” means the Transaction Expenses estimated as of the Closing Date as reflected on the Estimated Closing Statement.

“Excluded Matter” means any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change that generally affects any industry, markets or geographical area in which any member of the Company Group operates; (iii) any change arising in connection with any natural disaster (including earthquakes, hurricanes, tornadoes or other acts of God), or outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby (provided that this clause (iv) and the following clause (vi) do not apply in the context of the representations and warranties explicitly addressing the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, or any condition to Closing as it relates to such representations and warranties); (v) any change in or interpretation of applicable Law, Order or accounting rules, including GAAP; (vi) any change or effect resulting from or relating to the pendency or public announcement of this Agreement (or the transactions contemplated by this Agreement) or the consummation of the transactions contemplated by this Agreement, including the loss of employees, vendors or customers, but in the case of this clause (vi) only to the extent that such effect is a consequence of the identity of Purchaser; (vii) any change resulting from or relating to any action taken by any member of the Company Group, the Holdcos or the Sellers expressly required by this Agreement or with Purchaser’s written consent; or (viii) any failure of the Company Group, taken as a whole, or any member of the Company Group to meet any projection or forecast; provided, that, the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; provided, further, in the cases of clauses (i), (ii) (iii) and (v) only to the extent such event, change, circumstance or event does not affect any member of the Company Group disproportionately in any material respect from other participants in such industries or markets.

“Final Entity Allocation Statement” has the meaning set forth in Section 11.6(a).

“Final Company Cash” means Closing Company Cash (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such Objection Notice is delivered, the portion not subject to disagreement will be considered final and any portion subject to disagreement (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(e).

“Final Closing Indebtedness” means the Closing Indebtedness (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such Objection Notice is delivered, the portion not subject to disagreement will be considered final and any portion subject to disagreement, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(e).

“Final Transaction Expenses” means the amount of any unpaid Transaction Expenses (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such Objection Notice is delivered, the portion not subject to disagreement will be considered final and any portion subject to disagreement, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(e).

“Financial Statements” means (i) the consolidated audited balance sheet of the Company Group as of December 31, 2018 (including the related notes and schedules thereto) and the related consolidated unaudited statement of operations, statement of cash flows and changes in members’ equity for the fiscal year then ended, (ii) the consolidated unaudited balance sheet and the related statement of operations, statement of cash flows and changes in members’ equity as of and for the fiscal years ended December 31, 2016 and December 31, 2017 and (iii) the consolidated unaudited balance sheet and the related statement of operations of the Company Group as of and for the ten-month period ended at October 31, 2019.

“Foley” has the meaning set forth in Section 12.7.

“Fraud” means actual common law fraud with respect to any representation or warranty in Article IV or Article V.

“FTC” means the United States Federal Trade Commission.

“Funds Flow Memorandum” has the meaning set forth in Section 3.2(a)(xiv).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal, provincial, local, or foreign, or any department, agency, commission, instrumentality or authority thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental, administrative, supranational or regulatory authority or instrumentality, self-regulatory organization, tribunal, arbitrator or arbitration panel (public or private) or any official, political or other subdivision, department or branch of any of the foregoing and any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including any related stockholders agreements, investor rights agreements, voting agreements, governance agreements, side letter agreements and any other analogous or related Contracts to which such Person is a party. For example, the “Governing Documents” of a corporation formed under the laws of one of the states of the United States include its certificate (or articles) of incorporation and by-laws, and the “Governing Documents” of a limited liability company formed under the laws of one of the states of the United States include its certificate (or articles) of formation and its operating agreement or limited liability company agreement.

“Hazardous Materials” means (i) any chemical, substance, material or waste which is regulated by any Governmental Authority or would reasonably be likely to give rise to Liability pursuant to any Environmental Law; (ii) any petroleum or petroleum products and their by-products, radioactive materials (including radon gas), asbestos in any form, urea formaldehyde and polychlorinated biphenyls; and (iii) any substance, material or chemical that falls within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or any term of similar import under any Environmental Law.

“Holdcos” has the meaning set forth in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of indebtedness of such Person for money borrowed, including as evidenced by loan agreements, promissory notes, mortgages, debentures, bonds or other similar instruments, in each case whether secured or unsecured (“Borrowed Indebtedness”); (ii) all liabilities in respect of Capitalized Leases of such Person; (iii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, performance or surety bonds or similar instruments (to the extent drawn and unpaid) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements (including “earn-outs” and

“seller notes” payable with respect to the acquisition of any business, assets or securities); (iv) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business consistent with past practice); (v) any amounts due and payable with respect to factoring and discounting of accounts receivable, (vi) any amounts due and payable under interest rate or currency swap arrangements or any other hedging arrangements; (vii) any of the foregoing items secured by any Lien on any property or asset; (viii) thirty percent (30%) of the amount of customer deposits held by any member of the Company Group as of the Effective Time; (ix) all obligations of the type referred to in clauses (i) through (viii) of any Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including all guaranties in connection with the foregoing; and (x) interest, premium, penalties, breakage costs, prepayment and redemption premiums and penalties, unpaid fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (ix) if such amounts were paid in full as of the Effective Time. For the avoidance of doubt, “Indebtedness” shall not mean or include (y) in the case of the Company Group, any intercompany obligations for indebtedness for money borrowed that any member of the Company Group owes to any other member of the Company Group, and (z) any Transaction Expenses.

“indemnified party” means the party entitled to indemnification pursuant to Article X.

“indemnifying party” means the party required to provide indemnification pursuant to Article X.

“Indemnified Taxes” means (i) any and all Taxes of any member of the Company Group for Pre-Closing Tax Periods (and, with respect to any Straddle Period, any Taxes of any member of the Company Group attributable to the period ending on the Closing Date, allocated in the manner set forth in Section 11.1(a)), including, for the avoidance of doubt, any Taxes assessed against any member of the Company Group in the event that any Taxing Authority determines, pursuant to a Tax audit or other Tax proceeding, that such member that filed Tax Returns as an S corporation is not an S corporation for U.S. federal or state income tax purposes with respect to any Pre-Closing Tax Period or Straddle Period (ii) any and all Taxes of the Holdcos and each Seller, (iii) any and all Taxes of any member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign law) that any member of the Company Group is or was a member on or prior to the Closing Date, (iv) all Taxes of any Person imposed on any member of the Company Group as a transferee or successor, by contract or otherwise pursuant to any Law as a result of any event or transaction occurring before the Closing, and (v) any taxes of any member of the Company Group attributable to the consummation of any of the transactions contemplated by this Agreement, including for avoidance of doubt, the Redemption and the Pre-Closing Reorganizations; provided, that Indemnified Taxes shall not include any Tax to the extent that such Tax was included in the Final Closing Statement, Indebtedness, or Final Transaction Expenses.

“Indemnification Notice” has the meaning set forth in Section 10.4(a).

“Indemnification Percentage” means a Seller’s percentage of the Sellers’ aggregate indemnification obligation hereunder that is equal to such respective Seller’s Company Percentage Interest.

“Indemnitees” mean the individuals who, on or prior to the Closing Date, were directors, officers or managers of any member of the Company Group.

“Independent Accountant” means an independent accounting or financial consulting firm of recognized national standing mutually agreeable to the Seller Representative and Purchaser.

“Information Systems” means all Software, computer hardware, databases, data collections and data storage systems, phones, video cameras, videoconferencing units and other communication equipment, computer, data, database and communications networks (other than the Internet), architecture interfaces, switches, routers and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information, voice, or data in any form or by any method.

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

“Intellectual Property Rights” means all rights anywhere in the world in any of the following: (i) patents, industrial and utility models, industrial designs, petty patents, design patents, patents of addition, certificates of invention, and other indicia of invention ownership issued or granted by any Governmental Authority and applications for any of the foregoing, and all patents issuing thereon, together with all reissue patents, divisional, provisional, utility, design, priority, and continuation (in whole or in part) applications and all other pre-grant forms of any of the foregoing, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, or other post-grant forms of any of the foregoing and all equivalents or counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed or claimed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, symbols and names, and other proprietary rights to any words, slogans, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals, and application for registration, all equivalents and counterparts associated with any of the foregoing, and the goodwill of the Business associated with each of the foregoing (collectively, “Marks”); (iii) copyrights, whether in published or unpublished works, including, without limitation, all works of authorship, web site content, rights to Software, compilations, databases, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing, and all applications, registrations, and renewals or extensions thereof in connection with any of the foregoing, and moral rights and economic rights in any of the foregoing (collectively, “Copyrights”); (iv) software, including computer programs, operating systems, applications, software, firmware, tools, data, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications, enhancements and documentation related thereto (collectively, “Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, social media accounts, social media account identifiers, URLs, web pages and applications or registrations for any of the foregoing (collectively, “Domain Names”); (vi) confidential and proprietary information, including trade secrets, know-how, proprietary technology, unpublished inventions (whether patentable or not), customer lists, supplier lists, pricing information, cost information, discoveries, improvements, ideas, designs, specifications, models, diagrams, drawings, blueprints, devices, methods, techniques, processes, instructions, configurations, prototypes, samples, technology, and technical information, and moral and economic rights of authors and inventors in any of the foregoing; (vii) any and all other intellectual and industrial property rights; and (viii) all rights to enforce and to collect damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interest Rate” means a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the applicable due date of a payment to the date of actual payment.

“IP Assignment Agreement” means the agreement between each Seller and the Company assigning to the Company each such Seller’s entire right, title and interest in and to the Purchased IP, executed on or prior to the date hereof and attached hereto as Exhibit II.

“IP Contracts” has the meaning set forth in Section 4.11(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” means, with respect to Article IV, the knowledge of Daniel S. Ochstein, Earl Rahn, and Amy Rahn, after due inquiry.

“Law” means any and all applicable foreign, federal, state, local, municipal or other law, statute, code, ordinance, rule, regulation, directive, resolution, decree, order, judgment, injunction, writ or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and the common law.

“Leased Real Property” has the meaning set forth in Section 4.9(a).

“Leases” has the meaning set forth in Section 4.9(a).

“Legal Proceeding” means any charge, dispute, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, judicial, administrative, investigative or appellate or other legal proceeding, whether public or private), hearing, inquiry, prosecution, mediation, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” shall mean, with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, charge, option reservation, restriction, easement, limitation, condition, servitude, deed of trust, restriction on the right to sell, transfer or dispose (and in the case of equity interests, vote), right of first refusal, or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Lienholder” means the holder, as of Closing hereunder, of any mortgage against any of the real property described in the applicable Tampa Lease.

“Losses” means all losses, damages, Liabilities, Taxes, costs (including costs of investigations) or expenses, including reasonable third-party attorneys’ fees, Liens (other than Permitted Liens), penalties, demands, assessments, settlements, judgments, interests or awards; provided, however, that “Losses” shall not include punitive damages (except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim).

“Manufacturing Facility” has the meaning set forth in Section 9.1(g).

“Marketing Laws” has the meaning set forth in Section 4.27(a).

“Material Adverse Effect” means a fact, condition, circumstance, development, event, occurrence, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the Business, results of operations, properties, assets, and/or financial condition of the Company Group taken as a whole, but excluding any fact, condition, circumstance, development, event, occurrence, change or effect relating to or resulting from an Excluded Matter, and any such Excluded Matter shall not be taken into account in determining whether there has been a Material Adverse Effect or in determining the scope of a Material Adverse Effect, or (ii) the ability of the Company or any Seller to perform its material obligations under this Agreement and to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customer” has the meaning set forth in Section 4.26.

“Material Supplier” has the meaning set forth in Section 4.26.

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Nagle’s NSO Interests” has the meaning set forth in the recitals to this Agreement.

“NewSouth Orlando” has the meaning set forth in the preamble to this Agreement.

“NewSouth Orlando Disregarded Entity Election” has the meaning set forth in Section 1.1.

“Non-Company Affiliate” means any Affiliate of any Seller, except for the Company Group.

“Objection Notice” has the meaning set forth in Section 2.3(c).

“Ochstein Sellers” means, collectively, Daniel S. Ochstein, Debra S. Ochstein, Samuel E. Ochstein and the Ochstein Trust Seller.

“Ochstein Trust Seller” means Jenna F. Reidy, Benjamin L. Ochstein, and Samuel E. Ochstein, each as trustee of the Ochstein Children’s 2019 Irrevocable Trust.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, stipulation, decision, subpoena, verdict or award entered, issued, or made by a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company in a manner consistent with past practice.

“Orlando Allocable Price” has the meaning set forth in Section 11.6(b).

“Orlando Holdco” has the meaning set forth in the preamble to this Agreement.

“Orlando Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Orlando Reorganization” means the consummation of the following transactions in the following order:

(i) first, the filing of Form 2553 pursuant to which Orlando Holdco elects, effective upon the formation of Orlando Holdco, to be an S corporation for U.S. federal income tax purposes;

(ii) second, at least four (4) calendar days prior to the Closing Date, the contribution by Dan Ochstein and Earl Rahn of all of the Orlando Membership Interests to Orlando Holdco in exchange for all of the shares of capital stock of Orlando Holdco (the “Orlando Contribution”);

(iii) third, on the date of the Orlando Contribution, the filing with the IRS of a Form 8869 Qualified Subchapter S Subsidiary Election with respect to NewSouth Orlando to be treated as a “qualified subchapter S subsidiary” effective as of the date of the Orlando Contribution; and

(iv) fourth, at least two (2) calendar days after the Orlando Contribution and at least one calendar day prior to the Closing Date, the filing with the IRS of a Form 8832 Entity Classification Election with respect to NewSouth Orlando electing, effective on the date of filing the Form 8832, to be disregarded as a separate entity from Orlando Holdco for U.S. federal income tax purposes (the “NewSouth Orlando Disregarded Entity Election”).

“Overpayment Amount” has the meaning set forth in Section 2.3(h).

“Payment Card Industry Data Security Standards” means the payment card industry data security standard and the related payment application data security standard, in each case developed by the founding payment brands of the PCI Security Standards Council, currently in effect and applicable to organizations that handle payment or Personal Information.

“Payoff Letters” means the payoff letters setting forth the respective amounts to be paid in order that the Debt Payoff Amount shall be paid at the Closing as provided under Section 2.2(c) and Section 3.2(b)(iii).

“Performance Awards” means any bonus or other compensation provided to an employee or agent of the Company Group pursuant to a certain Performance Award Agreement, including those listed in Section 1.1(a) of the Disclosure Schedules.

“Permits” means any approvals, authorizations, registrations, variances, Orders, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) statutory Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’ and repairers’ statutory liens and other similar Liens arising or incurred in the Ordinary Course of Business for sums not yet due or delinquent and not otherwise in default, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) zoning entitlement, conservation restriction and other land use or environmental regulations by Governmental Authorities, in each case, that are not violated by the current use, occupancy or operation of the applicable property or, individually or in the aggregate, do not materially impair use, property, or assets of any Company Group, (iv) Liens or restrictions under the Securities Act or any other federal or state securities Laws, (v) Liens created or suffered by Purchaser, this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, and (vi) Liens that will be terminated at or prior to the Closing.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information about an individual that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding the individual.

“Personal Property Lease” means any lease of personal property by any member of the Company Group as lessee.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date, and the portion of any Straddle Period beginning on the day immediately following the Closing Date.

“Pre-Closing Covenant” means a covenant or other agreement set forth in this Agreement that by its nature is required to be performed at, by or prior to the Closing.

“Pre-Closing Reorganizations” means the consummation of the Company Reorganization and the Orlando Reorganization.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to a Straddle Period, the portion of the taxable period that ends on and includes the Closing Date.

“Preliminary Entity Allocation Statement” has the meaning set forth in Section 11.6(a).

“Preparing Party” has the meaning set forth in Section 11.1(b).

“Privacy Law” means all applicable common laws of any state or other jurisdiction, or any provision of any foreign, federal, state or local laws, statutes, codes, rules, regulations, orders, permits, judgments, injunctions, Payment Card Industry Data Security Standards, decrees or other decisions of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties related to data privacy, data protection, data security, or marketing.

“Privacy Policy” means any written notices, policies, disclosures or representations by the Company Group applicable to Personal Information used, Processed, and/or hosted in connection with the Business that is externally-facing to customers, website visitors, employees, or contractors, or any other Person.

“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased IP” means all Company Owned IP and all other Intellectual Property Rights held or used by any member of the Company Group.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Benefit Plans” means any employee benefits and compensation plans, programs, and arrangements maintained by Purchaser or its ERISA Affiliates.

“Purchaser Documents” means this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreements and the Employment Agreements.

“Purchaser Indemnified Parties” means Purchaser, each member of the Company Group (after the Closing), and each of their respective directors, managers, officers, employees, Affiliates, equityholders, direct and indirect partners, members, agents, attorneys, representatives, successors and permitted assigns.

“Qualified Plan” has the meaning set forth in Section 4.13(d)(ii).

“Rahn Sellers” means, collectively, Earl Rahn and Amy Rahn.

“Recent Balance Sheet Date” means December 31, 2018.

“Redemption” has the meaning set forth in the recitals to this Agreement.

“Redemption Agreement” means the Redemption Agreement, dated December 9, 2019, between NewSouth Orlando and Timothy Nagle attached hereto as Exhibit V.

“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1940, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, migrating or leaching of any Hazardous Material into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials).

“Releasee” has the meaning set forth in Section 7.17.

“Releasor” has the meaning set forth in Section 7.17.

“Remedial Action” means all actions required by Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Information” means (i) audited and unaudited financial statements of the Business described in Section 5 of Exhibit C of the Debt Commitment Letter, in each case prepared in accordance with GAAP (subject to year-end adjustments and absence of footnote disclosures), (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Business for the fiscal year ended December 31, 2018 and each fiscal quarter of the Business ended after December 31, 2018 and at least 45 days prior to the Closing Date, in each case prepared in accordance with GAAP (subject to year-end adjustments and absence of footnote disclosures) and (iii) historical financial information regarding the Business reasonably requested by Purchaser and necessary to prepare the pro forma financial statements and other pro forma financial data described in Section 5 of Exhibit C of the Debt Commitment Letter.

“Restricted Business” has the meaning set forth in Section 7.11(b).

“Retention Escrow Amount” means $460,000, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with the terms of this Agreement and the Escrow Agreement.

“Reviewable Tax Return” has the meaning set forth in Section 11.1(b).

“Reviewing Party” has the meaning set forth in Section 11.1(b).

“R&W Policy” means a buyer’s-side representation and warranty insurance policy on substantially the terms and conditions set forth in Exhibit VIII.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 4.22(b).

“Seller Documents” means this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a Seller or the Holdcos in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, the Employment Agreements, and the IP Assignment Agreement.

“Seller Guarantee” has the meaning set forth in Section 7.19.

“Seller Indemnified Parties” means the Sellers and their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and permitted assigns.

“Seller Representative” has the meaning set forth in the preamble to this Agreement.

“Sellers” and “Seller” have the meaning set forth in the preamble to this Agreement.

“Sellers’ 401(k) Plan” has the meaning set forth in Section 7.9(c).

“SNDA” means the Subordination, Non-disturbance and Attornment Agreement by and among the Company, 4350 Williams Road, LLC and Compass Bank, dated June __, 2018.

“Straddle Period” has the meaning set forth in Section 11.1(a).

“Tampa Lease” means the Lease Agreement dated January 2018, as amended by the Amendment to Lease Agreement dated June 2018, between 4350 Williams Rd, LLC and the Company providing for the lease by the Company of the real property located at 10741 Crossroads Commerce Boulevard, Tampa, Florida 33610 (as more particularly described therein).

“Tampa Lease Amendment” means the amendment to the Tampa Lease in substantially the form attached hereto as Exhibit IX.

“Tangible Assets” has the meaning set forth in Section 4.10.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments or liabilities of the same or similar nature, including all taxes based on or with respect to net income, gross receipts, profits, gains, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees and assessments of any kind whatsoever, and any interest, penalty, addition to tax or additional amount with respect thereto, that are imposed, assessed, or collected by any Taxing Authority.

“Tax Contest” has the meaning set forth in Section 11.4(b).

“Tax Filing Party” has the meaning set forth in Section 11.6(c).

“Tax Matter” means any inquiry, claim, assessment, audit, adjustment, examination or similar event with respect to Taxes for which the Sellers may be responsible under this Agreement.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(a).

“Third Party Claim” means any Legal Proceeding instituted or threatened by any third party (other than any of the Purchaser Indemnified Parties or Seller Indemnified Parties) in respect of which payment may be sought by any of the Purchaser Indemnified Parties or Seller Indemnified Parties under Section 10.2 or Section 10.3 of this Agreement.

“Transaction Expenses” means, without duplication, the collective amount due and payable by, and any other obligations of, any member of the Company Group as of the Closing for all out of pocket costs and expenses incurred by any member of the Company Group, the Holdcos and/or any of the Sellers prior to the Closing in connection with the process of selling the Company Group, negotiation, preparation, and delivery of this Agreement, the Company Documents and/or the Seller Documents and the performance and consummation of the transactions contemplated by this Agreement, the Company Documents and/or the Seller Documents (to the extent such amount is not paid prior to the Closing), including (i) the fees and expenses of legal counsel, financial advisors, accountants, tax advisors and other advisors to any member of the Company Group relating thereto, (ii) any stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable, or that become payable, to any employee of any member of the Company Group on account of the consummation of the transactions contemplated by this Agreement, in each case, including the employer portion of any Taxes imposed thereon (other than payments payable, whether prior to or at the Closing, as a result of Purchaser or any of their respective Affiliates offering any such payment or benefit to any employee of any member of the Company Group), (iii) any payment due pursuant or related to the Redemption Agreement, and (iv) any cash payments to any employee of any member of the Company Group or other Person arising under the Performance Awards. For the avoidance of doubt, Transaction Expenses shall not include Indebtedness.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Warranty Losses” has the meaning set forth in Section 4.23(a).

Section 1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules, including the Disclosure Schedules, to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed for one item or section of the Disclosure Schedules shall be deemed to have been disclosed on each other item or section of the Disclosure Schedules to the extent it is reasonably apparent from its face that such disclosed information is applicable thereto. The Company and the Sellers may, at their option, include in the Disclosure Schedules matters or items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such matters or items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words “herein,” “hereby,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Will. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTERESTS; PURCHASE PRICE

Section 2.1 Sale and Purchase of Membership Interests. Subject to the terms and conditions hereof, at the Closing, (i) Company Holdco shall, and the Sellers shall cause Company Holdco to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Company Holdco, the Company Membership Interests, and (ii) Orlando Holdco shall, and the Sellers shall cause Orlando Holdco to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Orlando Holdco, the Orlando Membership Interests, in each case of clause (i) and (ii) free and clear of any Liens.

Section 2.2 Purchase Price; Calculation and Payment of Closing Consideration and Other Payments.

(a) Subject to the terms and conditions set forth in this Agreement, the aggregate purchase price consideration (“Purchase Price”) to be paid for all of the Membership Interests is (i) Ninety Two Million Dollars ($92,000,000) (the “Initial Purchase Price”) plus (ii) the amount of any Final Company Cash, minus (iii) the Final Closing Indebtedness, minus (iv) Final Transaction Expenses.

(b) At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay to the Sellers (at the direction of Seller Representative on behalf of the Holdcos) pursuant to their ownership percentage as of the Closing Date of Company Holdco and Orlando Holdco, respectively, and pursuant to the Final Entity Allocation Statement an amount equal to (i) the Initial Purchase Price, plus (ii) the Estimated Company Cash, minus (iii) the Estimated Closing Indebtedness, minus (iv) the Estimated Transaction Expenses, minus (v) the [***] Escrow Amount, the Adjustment Escrow Amount and the Retention Escrow Amount. The foregoing amount paid at Closing is referred to as the “Closing Consideration.” The Closing Consideration is subject to adjustment following the Closing as set forth in Section 2.3.

(c) At the Closing, Purchaser shall, by wire transfer of immediately available funds, deliver, on behalf of the Company, the Debt Payoff Amount to the Persons owed the Debt Payoff Amount (as set forth in the Payoff Letters) as identified in the Estimated Closing Statement.

(d) At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay, on behalf of the Company, the Estimated Transaction Expenses to the respective vendors or other Persons and in the respective amounts set forth thereon, in each case against delivery of documentation providing reasonable evidence of final settlement.

(e) At the Closing, Purchaser shall, by wire transfer of immediately available funds, deposit the [***] Escrow Amount, the Adjustment Escrow Amount and the Retention Escrow Amount into the Escrow Account.

Section 2.3 Closing Amounts.

(a) At least three (3) Business Days prior to the Closing Date, Seller Representative (on behalf of Sellers) shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of and in reasonable detail (i) the Estimated Balance Sheet, (ii) the Estimated Company Cash, (iii) Estimated Closing Indebtedness (including the Debt Payoff Amount) and (iv) the Estimated Transaction Expenses. The Parties will cooperate in good faith to resolve any disputes with respect to the Estimated Closing Statement.

(b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative, on behalf of the Sellers, the Closing Statement.

(c) If the Seller Representative disagrees with Purchaser’s calculation of the items set forth in the Closing Statement delivered pursuant to Section 2.3(b), the Seller Representative may, within thirty (30) days after delivery of the Closing Statement to the Seller Representative, deliver a notice to Purchaser stating that Sellers disagree with such calculation (such notice, the “Objection Notice”) and specifying in reasonable detail those items or amounts as to which the Sellers disagree and the basis therefor. If the Seller Representative does not timely deliver an Objection Notice with respect to any item in the Closing Statement within such thirty (30) day period, then such item in the Closing Statement will be final, conclusive and binding on the Parties.

(d) If an Objection Notice is duly delivered pursuant to Section 2.3(c), the Seller Representative, on behalf of the Sellers, and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Company Cash, the Closing Indebtedness and/or Transaction Expenses.

(e) If during such period, the Seller Representative and Purchaser are unable to reach such agreement, then either the Seller Representative or Purchaser may at any time thereafter request that the Independent Accountant review this Agreement and the disputed items or amounts for the purpose of calculating Closing Company Cash, the Closing Indebtedness and/or Transaction Expenses. Each of Purchaser and the Seller Representative agrees to execute, if requested by the Independent Accountant, an engagement letter with reasonable terms mutually agreed upon by Purchaser and the Seller Representative. Purchaser (and Purchaser shall cause the Company to), the Seller Representative and the Sellers shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant, in each case, that are reasonably available to that Party (or its independent accountants). In making such calculation, the Independent Accountant shall be empowered and authorized only to decide (acting as an expert and not as an arbitrator) those items or amounts in the Closing Statement as to which the Holdcos and the Sellers have disagreed in their notice of disagreement duly delivered by the Seller Representative pursuant to Section 2.3(c), may not assign a value greater than the greatest positive or negative adjustment requested by the Seller Representative or Purchaser, and shall not conduct an independent audit or investigation. The Independent Accountant shall deliver to the Seller Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a written report setting forth its calculation of such disputed amounts. Absent manifest error, such report shall be final and binding upon the Holdcos, the Sellers and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser, the Holdcos and the Sellers, and none of Purchaser, the Holdcos or the Sellers shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees and expenses of the review and report by the Independent Accountant shall be allocated to and borne by Purchaser and the Seller Representative, on behalf of the Holdcos and the Sellers, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to the Independent Accountant (with the determination regarding the allocation of fees and expenses to be made by the Independent Accountant pursuant to the terms hereof). For example, should the amount of the items in dispute total $1,000 and the Independent Accountant awards $600 in favor of the Holdcos’ and the Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Seller Representative, on behalf of the Holdcos and the Sellers. The Independent Accountant and procedures set forth herein shall be the sole method for resolving any disputes regarding the Purchase Price or the provisions of this Section 2.3(e).

(f) The Sellers, the Holdcos and Purchaser shall, and shall cause their respective representatives to (and Purchaser shall cause the Company to), cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Company Cash, the Closing Indebtedness and Transaction Expenses and in the conduct of the review referred to in this Section 2.3, including by reasonably making available the necessary books, records, work papers and personnel to the other Parties and the Independent Accountant in accordance with this Section 2.3. Without limiting the foregoing, from and after the date of the delivery of the Closing Statement until the resolution of any items objected to by Seller Representative pursuant to Section 2.3(c), Purchaser shall, and shall cause the Company to, reasonably make available (at the expense of the Sellers) the Company’s contracts, book, records (including accounting or financial records), work papers, personnel (including accounting or financial personnel and counsel of the Company) and advisors and representatives, in each case to the extent relevant to the verification of the Closing Statement (or the calculation of Closing Company Cash), to the Seller Representative, its accountants, counsel, financial advisors and other representatives and the Independent Accountant at reasonable times (during normal business hours and Purchaser shall cooperate with and provide assistance to, and shall cause the personnel, advisors and representatives of Purchaser and the Company to reasonably cooperate with and provide reasonable assistance to, the Seller Representative, its accountants, counsel, financial advisors and other representatives and the Independent Accountant) for the purpose of conducting the review by the Seller Representative or review by the Independent Accountant, as applicable, of the Closing Statement (or the calculation of Closing Company Cash), and the resolution of any disputes relating thereto.

(g) Upon determination of Final Company Cash, the Final Closing Indebtedness and the Final Transaction Expenses, the following payments shall be made:

(i) If Final Company Cash exceeds the Estimated Company Cash, Purchaser shall pay to the Sellers at the direction of Seller Representative on behalf of the Holdcos, in the manner provided in Section 2.3(h), the amount of such excess.

(ii) If Final Company Cash is less than the Estimated Company Cash, the Sellers shall, or shall cause the Holdcos to, pay to Purchaser, in the manner provided in Section 2.3(h) and Section 2.4, the amount of such deficiency.

(iii) If the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, the Sellers shall, or shall cause the Holdcos to, pay to Purchaser, in the manner as provided in Section 2.3(h) and Section 2.4, the amount of such excess.

(iv) If the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, Purchaser shall pay to the Sellers at the direction of Seller Representative on behalf of the Holdcos, in the manner as provided in Section 2.3(h), the amount of such deficiency.

(v) If the Final Transaction Expenses exceed the Estimated Transaction Expenses, the Sellers shall, or shall cause the Holdcos to, pay to Purchaser, in the manner as provided in Section 2.3(h) and Section 2.4, the amount of such excess.

(vi) If the Final Transaction Expenses are less than the Estimated Transaction Expenses, Purchaser shall pay to the Sellers at the direction of Seller Representative, in the manner as provided in Section 2.3(h), the amount of such deficiency.

(h) Within five (5) Business Days after each of the Final Company Cash, the Final Closing Indebtedness and the Final Transaction Expenses have been determined, as applicable, (i) if the net amount payable pursuant to Section 2.3(g) is owed by Purchaser (such amount, the “Additional Seller Amount”), then Purchaser shall, by wire transfer of immediately available funds, pay to each Seller at the direction of Seller Representative an amount equal to (A) the Additional Seller Amount multiplied by (B) such Seller’s ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement, and (ii) if the net amount payable pursuant to Section 2.3(g) is owed by the Sellers (such amount, the “Overpayment Amount”), then, subject to Section 2.4, (A) Seller Representative, as agent on behalf of the Sellers, and Purchaser shall jointly first direct and cause the Escrow Agent to make any such payment to Purchaser from the Adjustment Escrow Agreement and (B) if the Adjustment Escrow Account is not sufficient to fund the Overpayment Amount in full, each Seller shall, pay by wire transfer in immediately available funds to an account designated by Purchaser an amount equal to (1) the Overpayment Amount minus the amount in the foregoing clause (A) multiplied by (2) such Seller’s ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement. All payments under this Section 2.3 shall be without interest, except any amounts not paid when required by this Section 2.3 shall bear interest from the date due pursuant to this Section 2.3(h) to, and including, the date of payment, at the Interest Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(i) Purchaser shall have no liability or obligation with regard to the apportionment, allocation, distribution or receipt of the Purchase Price among the Sellers. In furtherance of the foregoing, except as specifically contemplated herein, Purchaser’s payments under Section 2.2 and Section 2.3 shall completely satisfy and fully discharge Purchaser’s payment obligation to all of the Sellers and the Holdcos with respect to the Purchase Price.

Section 2.4 Escrow Arrangements.

(a) Any payment to be made by or on behalf of the Sellers pursuant to Section 2.3(g) and Section 2.3(h) shall be paid by release of funds to Purchaser from the Adjustment Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Adjustment Escrow Amount.

(b) Upon thirty one (31) days following the date of Purchaser’s delivery of the Closing Statement pursuant to Section 2.3(b), Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute to each of the Sellers in accordance with each such Seller’s respective ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement, the Adjustment Escrow Amount minus (x) any payments that have been made to Purchaser in accordance with Section 2.3(g) and Section 2.3(h) and (y) any amounts under dispute according to Section 2.3(c) and Section 2.3(d); provided, the Escrow Agent shall not distribute any amounts out of the Adjustment Escrow Amount if the amounts in the foregoing clause (y) are equal to or greater than the Adjustment Escrow Amount. If any amount of the Adjustment Escrow Amount is under dispute according to Section 2.3(c) and Section 2.3(d), then, upon the resolution of such dispute, Purchaser and Seller Representative shall promptly and jointly direct the Escrow Agent to distribute any remainder of the Adjustment Escrow Amount not still under dispute to each of the Sellers in accordance with each such Seller’s respective ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement.

(c) Any payment to be made by or on behalf of the Sellers pursuant to Article X shall be first paid by release of funds to Purchaser or a Purchaser Indemnified Party (as the case may be) from the Retention Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Retention Escrow Amount; provided, however, for any claims arising from Section 10.2(f), any payments made by or on behalf of the Sellers shall be paid solely by release of funds to Purchaser or a Purchaser Indemnified Party (as the case may be) from the [***] Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the [***] Escrow Amount.

(d) On the first (1st) anniversary of the Closing Date, in the event that no claim for indemnification under Article X by Purchaser Indemnified Parties has on or prior to that date been made and/or remains outstanding, Purchaser and Seller Representative shall execute and deliver to the Escrow Agent joint written instructions (prepared in accordance with the Escrow Agreement) authorizing and directing the Escrow Agent to distribute to each of the Sellers in accordance with each of such Seller’s respective ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement at the direction of Seller Representative the remainder of the Retention Escrow Amount and the [***] Escrow Amount with respect to Section 10.2(f). If, on the first (1st) anniversary of the Closing Date, an indemnification claim or claims has been made by a Purchaser Indemnified Party under Article X and such claim(s) remain outstanding on such date, then the Escrow Agent shall distribute to each of the Sellers in accordance with each such Seller’s respective ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement an amount from the Escrow Account equal to the remainder of the Retention Escrow Amount or with respect to Section 10.2(f), the [***] Escrow Amount, as applicable, minus the aggregate amount of all Losses claimed in good faith by Purchaser to be payable by the Sellers pursuant to Article X hereof and described in an Indemnification Notice delivered by Purchaser to Seller Representative prior to such date. Thereafter, the remaining portion of the Retention Escrow Amount and/or the [***] Escrow Amount, as applicable, held by the Escrow Agent in escrow that is not disbursed to the Sellers in accordance with the foregoing will be retained by the Escrow Agent until (x) Purchaser and Seller Representative execute and deliver to the Escrow Agent joint written instructions (prepared in accordance with the Escrow Agreement) authorizing and directing the Escrow Agent to distribute to each of the Sellers in accordance with each such Seller’s respective ownership percentage of Company Holdco and Orlando Holdco as of the Closing Date, as applicable, and in accordance with the Final Entity Allocation Statement such applicable amounts from the Escrow Account or (y) a final non-appealable order of a court of competent jurisdiction or final non-appealable arbitration decision setting forth instructions to the Escrow Agent.

Section 2.5 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 and any indemnity payments made pursuant to Article X (including any payments to Sellers, the Holdcos, or the Seller Representative from the Escrow Account) shall be deemed to be, and the Sellers and Purchaser agree to treat such payments as, adjustments to the Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 2.6 Reimbursement of Payments. In the event that on or after the Closing the Holdcos or the Sellers (and/or any Seller’s Affiliates) receive any payment either (a) belonging to Purchaser or the Company Group or (b) inadvertently paid by Purchaser to the Holdcos or any Seller, the Holdcos or such Seller (and/or such Seller’s Affiliates) shall hold such payment in trust for Purchaser or the Company, as applicable, and remit such payment to Purchaser or the Company, as applicable, in the form received within five (5) Business Days of receipt of such payment. In the event that on or after the Closing any member of the Company Group or Purchaser (and/or any of Purchaser’s Affiliates) receive any payment (i) belonging to the Holdcos or any Seller or (ii) inadvertently paid by the Holdcos or any Seller to Purchaser or any member of the Company Group, Purchaser, such member of the Company Group or such Purchaser’s Affiliate, as applicable, shall hold such payment in trust for the Holdcos or such Seller and remit such payment to the Holdcos or such Seller in the form received within five (5) Business Days of receipt of such payment.

ARTICLE III

CLOSING

Section 3.1 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the remote exchange of electronic copies of executed documents at 10:00 a.m., Eastern Time, on (i) March 31, 2020 (or such other date after January 1, 2020 and before March 31, 2020, that is selected by Purchaser by written notice to the Seller Representative at least four (4) Business Days in advance of such date), if all of the conditions set forth in Article VIII have been satisfied or waived by such date (other than those conditions that by their nature only can be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), (ii) on the second (2nd) Business Day following the date on which all of the conditions set forth in Article VIII have been satisfied or waived if such conditions have not been satisfied or waived by March 31, 2020 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to satisfaction or waiver of those conditions) or (iii) such other date, place and time as Purchaser and the Seller Representative may agree in writing (the “Closing Date”).

Section 3.2 Closing Deliveries.

(a) At Closing, the Sellers, the Holdcos and the Company shall, deliver or cause to be delivered to Purchaser:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by each Seller and an authorized officer of the Holdcos, NewSouth Orlando and the Company, certifying on behalf of such Seller, the Holdcos, NewSouth Orlando and the Company, respectively, to the satisfaction of the Closing conditions set forth in Section 8.1(a) and Section 8.1(b), in each case, with respect to NewSouth Orlando and the Company’s certificate, only as it relates to NewSouth Orlando or the Company, as applicable;

(ii) a certificate of the Secretary of each of the Holdcos, NewSouth Orlando and the Company certifying that attached thereto is a true and complete copy of resolutions adopted by the managers of each of the Holdcos, NewSouth Orlando and the Company, respectively, authorizing the execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) a certificate of non-foreign status duly executed by the Holdcos, confirming that each of the Holdcos is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to meet the requirements described in Treasury Regulations section 1.1445-2(b)(2);

(iv) the Escrow Agreement, duly executed by the Seller Representative;

(v) the Employment Agreements, each duly executed by the applicable Seller;

(vi) evidence, reasonably satisfactory to Purchaser, of the renewal of the Contract(s) listed on Section 3.2(a)(vi) of the Disclosure Schedules on substantially the same terms as previously entered into between such parties or an agreement that provides for substantially similar services as such license;

(vii) the resignation or removal (effective as of the Closing) of the managers and officers of the Company and each member of Company Group;

(viii) the Tampa Lease Amendment, duly executed by 4350 Williams Rd, LLC;

(ix) a fully executed copy of the SNDA;

(x) evidence, reasonably satisfactory to Purchaser, of the renewal of the all risk insurance policy for the Manufacturing Facility substantially on the same terms as exist on the date hereof;

(xi) evidence, reasonably satisfactory to Purchaser, of the closing of the transactions contemplated by the Redemption Agreement and of the termination of any security agreements or interests issued in connection thereto;

(xii) termination statements, payoff letters, and other releases in form and substance satisfactory to Purchaser, of any Debt Payoff Amount, including any guarantees related thereto;

(xiii) evidence of compliance with the termination of the Performance Awards and receipt of release from the applicable recipient of the Performance Award pursuant to Section 7.16;

(xiv) a funds flow memorandum, containing the amounts to be paid at Closing and wire transfer instructions with respect to the accounts to which payments shall be made at Closing (the “Funds Flow Memorandum”), duly executed by each Seller; and

(xv) a certificate of trust, substantially in the form attached hereto as Exhibit VI, duly executed by Ochstein Trust Seller.

(b) At Closing, Purchaser shall deliver (or cause to be delivered) or shall pay (or cause to be paid) by wire transfer of immediately available funds pursuant to written instructions delivered to Purchaser prior to Closing, as the case may be:

(i) to each Seller, the amounts payable to such Seller at the instruction of the Seller Representative (on behalf of the Holdcos and the Sellers) pursuant to Section 2.2(e);

(ii) to the Escrow Agent, the Adjustment Escrow Amount, the Retention Escrow Amount, and the [***] Escrow Amount;

(iii) to each Person owed the Debt Payoff Amount (or portion thereof), an amount equal to the Debt Payoff Amount (or portion thereof) owed to such Person (as set forth in the Payoff Letters) as directed in writing by the Company;

(iv) to each Person or Persons owed any Transaction Expenses, an amount equal to the Transaction Expenses owed to such Person or Persons as directed in writing by the Company;

(v) to the Sellers, an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(vi) to the Sellers, a certificate of the Secretary of Purchaser certifying that attached thereto is a true and complete copy of resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) to the Sellers and the Escrow Agent, the Escrow Agreement, duly executed by a duly authorized officer of Purchaser;

(viii) to the Sellers, the Employment Agreements, each duly executed by Purchaser;

(ix) to Sellers, the Tampa Lease Amendment, duly executed by Purchaser; and

(x) to Sellers, the SNDA, duly executed by Purchaser;

(xi) to Seller Representative, the Funds Flow Memorandum, duly executed by Purchaser.

(c) Purchaser shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts (or portions thereof) as Purchaser is legally required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. Excluding any withholding with respect to compensatory payments, if Purchaser determines that any amounts are required to be withheld from any payments contemplated by this Agreement, Purchaser shall provide the Seller Representative with written notice of the applicability of any such withholding no later than two calendar days prior to the Closing Date and shall reasonably cooperate with the applicable payee to seek to minimize or mitigate the imposition of any withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE HOLDCOS AND THE

COMPANY GROUP

Subject to the exceptions disclosed in the disclosure schedules delivered by the Sellers to Purchaser (as supplemented, amended or modified pursuant to Section 7.8, the “Disclosure Schedules”), each of the Company, NewSouth Orlando, the Holdcos and the Sellers, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that:

Section 4.1 Organization and Good Standing. Each of Company Holdco and Orlando Holdco is a Florida corporation validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each member of the Company Group is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Holdcos and each member of the Company Group is duly qualified or authorized to do business as a foreign entity or a foreign-invested entity and is in good standing under the Laws of each jurisdiction in which it owns real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Governing Documents of the Holdcos and each member of the Company Group have been furnished to Purchaser, and neither the Holdcos nor any member of the Company Group is in violation of any such documents in any material respect. Each of Company Holdco and Orlando Holdco is a newly formed entity and has no operations or liabilities other than the ownership of the Company Group.

Section 4.2 Authorization of Agreement. The Holdcos and each member of the Company Group has all requisite power and authority to execute and deliver this Agreement and each other Seller Document and Company Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Seller Documents and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of the Holdcos, NewSouth Orlando and the Company. This Agreement has been, and each of the Seller Documents and Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Holdcos and each applicable member of the Company Group, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents and the Company Documents will, when so executed and delivered, constitute, the legal, valid and binding obligations of the Holdcos, NewSouth Orlando and the Company, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Conflicts; Consents of Third Parties.

(a) Neither the execution, delivery, or performance by the Holdcos, the Sellers, NewSouth Orlando or the Company of this Agreement, the Company Documents or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company Group with any of the provisions hereof or thereof will (i) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under any (A) Governing Documents of any member of the Company Group; (B) Order of any Governmental Authority applicable to the Company Group or by which any of the properties or assets of any member of the Company Group are bound; or (C) applicable Law; or (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any member of the Company Group or the Membership Interests, except in each case for any such conflict, breach or default that would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of the Holdcos, NewSouth Orlando, the Company or the Sellers to consummate the transactions contemplated by this Agreement or to the extent arising as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

(b) Except as set forth in Section 4.3(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or party to any Material Contract is required on the part of the Holdcos or any member of the Company Group in connection with the execution and delivery of this Agreement, the Company Documents or the Seller Documents by the Company or NewSouth Orlando, or the compliance or performance by the Holdcos or the Company Group with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4 Capitalization.

(a) Section 4.4(a) of the Disclosure Schedule accurately sets forth a complete list or description of the issued and outstanding equity interests of each member of the Company Group, including the identity of the record owner thereof. The Company Membership Interests and the Orlando Membership Interests constitute 100% of the total issued and outstanding equity interests in the Company and NewSouth Orlando, respectively. As of the date hereof, the Company Membership Interests and the Orlando Membership Interests are validly issued, fully-paid and non-assessable and are all owned of record and beneficially by the Sellers and by Dan Ochstein, Earl Rahn and Tim Nagle, respectively. Following the Pre-Closing Reorganizations, the Company Membership Interests and the Orlando Membership Interests will be validly issued, fully-paid and non-assessable and will all be owned of record and beneficially by Company Holdco and Orlando Holdco, respectively. The Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any material agreement, arrangement or commitment of any member of the Company Group or in violation of any preemptive or similar rights of any Person. Except as set forth in Section 4.4(a) of the Disclosure Schedules, the Company has no other class or series of authorized, issued or outstanding equity interests in the Company. Immediately after the Closing, Purchaser will own all of the outstanding Membership Interests free and clear of any Liens.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedules, there are no options, rights, warrants, calls, preemptive or anti-dilutive rights, stock appreciation rights, redemption rights, repurchase rights, phantom stock, subscription or other rights to acquire, or other outstanding securities convertible into or exercisable or exchangeable for equity interests in any member of the Company Group, options, rights, warrants, calls, rights of first refusal or offer, or other Contracts (contingent or otherwise) obligating of any member of the Company Group to issue or transfer from treasury any equity interests or to issue, grant or sell other securities of any member of the Company Group or securities convertible into or exchangeable for equity interests; and there are no subscriptions, options, warrants, calls, rights, commitments or Contracts of any character to which any member of the Company Group is a party or by which it is bound obligating or permitting any member of the Company Group to purchase or otherwise acquire the securities of any other Person. There are no bonds, debentures, notes or other indebtedness of any member of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any member of the Company Group may vote. As of the Closing, there are no declared or accrued but unpaid distributions with respect to the Membership Interests or other equity interests in any member of the Company Group.

(c) Except as set forth in Section 4.4(c) of the Disclosure Schedules, there are no (i) equity interests in any member of the Company Group reserved for issuance, outstanding or authorized equity interest appreciation, phantom equity interest or similar rights with respect to any member of the Company Group or (ii) voting trusts, proxies or any other agreements or understandings with respect to the voting of the Membership Interests. There are no restrictions affecting the transferability of the Membership Interests. The Membership Interests are uncertificated.

Section 4.5 Subsidiaries. Section 4.5 of the Disclosure Schedules sets forth a true and complete list of (a) each Company Subsidiary, (b) each Company Subsidiary’s jurisdiction of incorporation or organization and (c) the holders of the issued and outstanding equity interests of each Company Subsidiary, including specifying the class or series of authorized, issued or outstanding equity interests in such Company Subsidiary. Except as set forth in Section 4.5 of the Disclosure Schedules, the Company does not, directly or indirectly, own any equity interests in any other Person. None of the membership interests in any Company Subsidiary was issued in violation of any material agreement, arrangement or commitment of any member of the Company Group or in violation of any preemptive or similar rights of any Person. No Company Subsidiary or NewSouth Orlando owns any equity interests in any other Person. The equity interests of each Company Subsidiary are owned directly by the Company free and clear from all Liens, and immediately after the Closing, the Company will own all of the issued and outstanding membership interests of each Company Subsidiary free and clear of any Lien.

Section 4.6 Financial Statements.

(a) Section 4.6(a) of the Disclosure Schedules contains true, correct and complete copies of the Financial Statements. Except as set forth in the notes thereto and subject to, in the case of the interim consolidated financial statements, ordinary course year-end adjustments and the absence of footnote disclosure, each of the Financial Statements has been prepared in accordance with the Accounting Principles and presents fairly in all material respects the financial position and results of operations of the Company Group as at the dates and for the periods indicated therein. No financial statements of any Person other than any member of the Company Group are required by GAAP to be included or reflected in any of the Financial Statements.

(b) The Company Group does not have any Liability that is required in accordance with the Accounting Principles to be set forth on a consolidated balance sheet of the Company Group, except for Liabilities (i) set forth on the consolidated balance sheets included in the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Recent Balance Sheet in the Ordinary Course of Business (none of which relates to breach of Contract or Permit, breach of warranty, tort, infringement, or violation of or Liability under any applicable Law, or any Legal Proceeding), or (iii) executory obligations under the Material Contracts.

Section 4.7 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in Section 4.7 of the Disclosure Schedules, since the Recent Balance Sheet Date:

(a) there has not been any Material Adverse Effect;

(b) each member of the Company Group has conducted itself in the Ordinary Course of Business, substantially in the same manner in which it has been previously conducted; and

(c) no member of the Company Group has taken any action that, if Section 7.2 applied in such period, would have required the consent of Purchaser.

Section 4.8 Taxes. Except as set forth in Section 4.8 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by or on behalf of each member of the Company Group have been filed (taking into account any valid extensions of the time to file), and all such Tax Returns are correct and complete in all material respects. Each member of the Company Group has paid all Taxes owed by them (whether or not shown or required to be shown on any Tax Return). No member of the Company Group is the beneficiary of any extension of time within which to file any Tax Return. No unresolved claim has been made by any Taxing Authority in a jurisdiction where any member of the Company Group does not pay Taxes or file Tax Returns that such member is or may be subject to taxation by or required to file Tax Returns in that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of any member of the Company Group.

(b) (i) There is no audit examination, deficiency or proposed adjustment pending or, to the Knowledge of the Sellers, threatened with respect to any Tax Returns filed or Taxes due and owing by any member of the Company Group and (ii) there are no outstanding waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Return of any member of the Company Group with respect to a taxable period for which such statute of limitations is still open.

(c) No member of the Company Group (i) has applied for any Tax ruling, (ii) has entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax Law) or any other Contract with any Taxing Authority relating to Taxes, (iii) is a party to any Tax allocation, sharing or similar Contract (other than Contracts or agreements entered into in the Ordinary Course of Business), (iv) has been a “distributing corporation” or “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or (v) is participating or has participated in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations section 1.6011-4.

(d) No member of the Company Group has been a member of an affiliated group of corporations that filed a consolidated federal Tax Return or any similar group defined under a similar provision of state, local, or foreign Tax Law (other than a group the common parent of which was the Company) on which the statute of limitations does not bar a Tax assessment. No member of the Company Group has any Liability for the Taxes of any Person other than the Company Group (other than as a result of Contracts and agreements entered into in the Ordinary Course of Business).

(e) Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid and any amounts paid or owing to any employee, independent contractor, creditor, owner or other Person, and all forms required with respect thereto have been properly completed and timely filed (taking into account any valid extensions of the time to file).

(f) Each of Company Holdco and Orlando Holdco has been and will be an S corporation for U.S. federal income tax purposes from its date of formation until the Closing Date. As of its date of formation until the Pre-Closing Reorganizations, (i) each of the Company and NewSouth Orlando has been taxed and will be taxed as an S corporation for United States federal income and applicable state tax purposes and (ii) each of the Company Subsidiaries has been taxed as a disregarded entity for all relevant federal (and applicable state) income Tax purposes. From the time of the Company Contribution or the Orlando Contribution as applicable through the day immediately preceding the effective time of the applicable Disregarded Entity Election, each of the Company and NewSouth Orlando was and will be a “qualified subchapter S subsidiary” as that term is defined in Code Section 1361(b)(3)(B). Each of the Company and NewSouth Orlando will be disregarded as an entity separate from its owner from the effective time of the applicable Disregarded Entity Election until the Closing. None of Company Holdco, Orlando Holdco, NewSouth Orlando nor the Company has incurred, or will incur in connection with the transactions contemplated pursuant to this Agreement, any Liability for Taxes under Section 1374 of the Code (or any similar provision of any state or local Tax Law). No member of the Company Group has Liability for Taxes under Section 1363(d) of the Code (or any similar provision of state or local law) that is payable after the Closing Date.

(g) No member of the Company Group will be required to include any item of income, or exclude any item of deduction, in any taxable period (or any portion thereof) beginning after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, as a result of any (i) change in or use of an improper method of accounting by such member for any Pre-Closing Tax Period, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax Law) executed with respect to such member on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made by such member on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued by such member on or prior to the Closing Date, or (v) cancellation of indebtedness income for which an election has been made under Section 108(i) of the Code

(h) Notwithstanding any other provision of this Agreement, (i) no member of the Company Group makes any representation or warranty regarding the amount, availability, or use of any Tax attributes (including net operating loss carry forwards, Tax credits and Tax bases) after the Closing and (ii) Section 4.6, Section 4.8, and Section 4.13 contain the sole and exclusive representations and warranties of the members of the Company Group regarding Tax matters.

(i) Neither Holdco nor any Seller is a “foreign person” within the meaning of Code Section 1445.

(j) No member of the Company Group has (or has ever had) a permanent establishment (within the meaning of any applicable Tax treaty) in a country other than the country in which such member is organized.

(k) No member of the Company Group has received a nexus inquiry or notice of any claim by a Taxing Authority in a jurisdiction where such member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Taxing Authority.

(l) As of the end of the year or quarter to which the Financial Statements relate, the unpaid Taxes of the Company Group did not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Financial Statements (rather than in any notes thereto). Since the date of the Financial Statements, no member of the Company Group has incurred any Tax Liability for Taxes outside the Ordinary Course of Business consistent with past practice.

Section 4.9 Real Property.

(a) No member of the Company Group owns, or has ever owned, any real property. Section 4.9(a) of the Disclosure Schedules lists all Contracts for real property locations, including all amendments, extensions and modifications thereto (collectively, the “Leases”), that any member of the Company Group currently leases, subleases, licenses or otherwise occupies or uses (collectively, the “Leased Real Property”). A member of the Company Group has a valid leasehold, subleasehold or license interest in all Leased Real Property, subject only to Permitted Liens. All Leased Real Property is used or occupied pursuant to a Lease. Each of such Leases is in full force and effect and is a valid and binding agreement of such member of the Company Group and each other party thereto, enforceable against such member of the Company Group in accordance with its terms, except as such enforcement may be limited by applicable Law and equitable principles. A true, correct and complete copy of each Lease has been delivered to Purchaser, and no changes have been made to any Lease since the date of delivery. No member of the Company Group is, nor is any other party thereto, in breach of or default under, or has provided or received any written notice of any intention to terminate or materially modify, any Lease. No event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under any of the Leases by any Person or give any Person the right to terminate, accelerate or modify any Lease. The Company Group has not leased or sublet as lessor or sublessor, and no Person (other than the applicable member of the Company Group) is in possession of any of the Leased Real Property. The Leased Real Property has been maintained in accordance with each applicable Lease.

(b) The Leased Real Property and the Leases constitute all interests in real property currently used, occupied or held for use by the Company Group in connection with the Business. There are no condemnation, expropriation or other proceedings in eminent domain pending or threatened with respect to the Leased Real Property.

Section 4.10 Tangible Personal Property. The Company Group owns good, valid and marketable title to, or has a valid and enforceable Personal Property Lease with respect to, all tangible personal property or other assets used by the Company Group, including those (a) reflected in the Financial Statements or acquired after the Recent Balance Sheet Date, (b) necessary to conduct the Business as currently conducted and as conducted since January 1, 2015, or (c) located on any member of the Company Group’s premises (the “Tangible Assets”). All such Tangible Assets (including leasehold interests) are free and clear of all Liens, except for Liens to be discharged at Closing. The Tangible Assets owned or leased by the Company Group constitute all of the material tangible personal property necessary to carry on the Business as conducted by the Company Group on the date of this Agreement and sufficient for each member of the Company Group to conduct its respective businesses in substantially the same manner as conducted prior to the Closing Date.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a complete and accurate list of all (i) registered Patents and applications therefor, (ii) registered Marks and applications therefor, (iii) registered Copyrights and applications therefor, (iv) Software which is material to the Business or operation of the business of any member of the Company Group (except “off-the-shelf” Software which has not in any manner been customized), (v) Domain Names, and (vi) any material unregistered Marks with respect to which an application is not pending, in each case of (i)-(vi), above, that is Company Owned IP. For each item to be listed thereon pursuant to clauses (i)-(v) above, Section 4.11(a) of the Disclosure Schedules lists, as applicable, (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered, or pending, (C) the issuance, registration and application date(s) and number(s) of such item, (D) the title or mark, (E) the registrar, and (F) the status of such item. No Intellectual Property Rights listed in Section 4.11(a) of the Disclosure Schedules has been abandoned, and all registration, renewal and maintenance filings, fees, and Taxes due and payable on or before the Closing in respect of each of the applications and registrations listed in Section 4.11(a) of the Disclosure Schedules have been timely submitted to the relevant Governmental Authority and domain name registrars and paid in full through the Closing Date. Except as set forth in Section 4.11(a) of the Disclosure Schedules, no such filings or fees are due in the three-month period following the Closing. All actions required to record each owner throughout the entire chain of title of each item required to be set forth on Section 4.11(a) of the Disclosure Schedules pursuant to clauses (i)-(v), above, with each applicable Governmental Authority, have been taken, including payment of all costs, fees, Taxes and expenses associated with such recording activities.

(b) The Purchased IP constitutes all of the Intellectual Property Rights necessary to or used in the conduct of the Business as currently conducted. Except as set forth in Section 4.11(a) of the Disclosure Schedules or in an IP Contract, the Company Group is the sole owner of all Company Owned IP and has the right to use all other Purchased IP (except any “off the shelf” software which has not in any manner been customized), free and clear of any Liens (except for Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, or other payments, or any conditions or restrictions whatsoever.

(c) Section 4.11(c) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts entered into by any member of the Company Group (i) granting any Person the right to use or practice any Intellectual Property Rights, (ii) assigning or otherwise transferring ownership (whether in-whole or in-part) of any Intellectual Property Rights, (iii)

granting a covenant not to sue or assert or granting an immunity from suit with respect to any Intellectual Property Rights, or (iv) creating an obligation to do any of the foregoing, in each case of (i)-(iv), above, except Contracts granting any member of the Company Group the right to use “off-the-shelf” Software which has not in any manner been customized, (collectively, the “IP Contracts”).

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedules, (i) the Intellectual Property Rights used by each member of the Company Group are not the subject of any challenge received by any member of the Company Group or any Seller; and (ii) no member of the Company Group nor any Seller has received any notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any IP Contract. None of the Company Owned IP and, to the Knowledge of the Sellers, none of the other Purchased IP is being infringed or otherwise used or available for use by any Person other than a member of the Company Group, except those Intellectual Property Rights that are the subject of an IP Contract.

(e) The operation of the Business as currently conducted, or any part thereof, including without limitation the manufacture, use, sale and importation of products of any member of the Company Group and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible items relating to any of the foregoing by any member of the Company Group and the possession or use of the Purchased IP with respect to any of the foregoing has, does and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property Rights of any other Person (including Sellers and each of their Affiliates) nor does or will the operation of the Business as currently conducted constitute unfair competition or deceptive or unfair trade practice.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedules, there is no Legal Proceeding pending or threatened against any member of the Company Group that (i) challenges the rights of any Seller or member of the Company Group in respect of any of the Purchased IP or the scope, validity, or enforceability of any of the Purchased IP, (ii) asserts that the operation of the Business is, was or will be infringing, misappropriating or otherwise in violation of any Intellectual Property Rights of any other Person, or is (except as set forth in an IP Contract) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property Rights, or (iii) claims that any default exists under any IP Contract. No item of Company Owned IP, or to the Knowledge of the Sellers, other Purchased IP, is subject to any outstanding order, judgment, injunction, decree, ruling or Contract adversely affecting any member of the Company Group’s use thereof or rights thereto, or that would reasonably impair the scope, validity or enforceability thereof.

(g) The Company Group owns, under applicable Law, all Purchased IP that was created, conceived or otherwise developed by any officer or employee of the Company Group. No director, stockholder, employee, consultant, agent or other representative of any member of the Company Group owns or claims any personal rights in any of the Company Owned IP.

(h) Section 4.11(h) of the Disclosure Schedules lists all the Information Systems used by any member of the Company Group and operated by any other Person. Except for the Internet and those Information Systems set forth on Section 4.11(h) of the Disclosure Schedules, all Information Systems used by any member of the Company Group are owned, controlled and operated by a member of the Company Group and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet). All Information Systems used by any member of the Company Group are sufficient for the conduct of the Business as currently conducted. Each member of the Company Group uses reasonable means, consistent with the state of the art generally available to the public, to protect the security and integrity of all Information Systems used by each member of the Company Group.

(i) No funding, facilities, or personnel of any military, Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the Disclosure Schedules sets forth all of the following Contracts to which any member of the Company Group is a party or by which it is bound (each such contract, a “Material Contract”):

(i) Contracts with any Seller or any current officer or director of any member of the Company Group;

(ii) Contracts involving the performance of services or the delivery of goods or materials by third parties to any member of the Company Group in an amount or with a value in excess of $150,000 per calendar year;

(iii) Contracts involving the performance of services or the delivery of goods or materials by any member of the Company Group in an amount or with a value in excess of $150,000 per year;

(iv) Contracts limiting or restraining any member of the Company Group from engaging or competing in any lines of business with any other Person, soliciting any Person to enter into a business or employment relationship (or entering into such a relationship with any Person) or containing any such covenants that would bind Purchaser or any member of the Company Group following the Closing;

(v) Contracts for the sale or disposition of any of the assets of any member of the Company Group other than in the Ordinary Course of Business, for consideration in excess of $150,000;

(vi) Contracts relating to any acquisition to be made by any member of the Company Group of any operating business or the equity interests of any other Person, in each case for consideration in excess of $150,000;

(vii) any Contract that grants to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of any member of the Company Group;

(viii) any Contract that relates to voting, holding or disposing of equity securities of any member of the Company Group;

(ix) Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $150,000;

(x) Contracts pertaining to the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real property;

(xi) Contracts pertaining to Intellectual Property Rights, including Intellectual Property Rights licensed (or sublicensed) to any member of the Company Group (other than licenses for “off-the-shelf” software which has not in any manner been customized) and each Contract required to be set forth on Section 4.11 of the Disclosure Schedules;

(xii) Contracts with any current employee of any member of the Company Group pursuant to which such employee is entitled to receive annual base compensation in excess of $100,000;

(xiii) Contracts containing any obligation of any member of the Company Group to pay any Person severance upon termination of employment or to pay any Person a retention, change of control, transaction-related or similar bonus, other than as set forth in a generally applicable Company Benefit Plan;

(xiv) Contracts with any union or other employee representative of a group of employees relating to wages, hours or other conditions of employment;

(xv) Contracts containing a power of attorney granted by any member of the Company Group (other than powers of attorneys granted to accountants of any member of the Company Group in the Ordinary Course of Business for the purpose of filing Tax Returns);

(xvi) Contracts involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities of any member of the Company Group, other than Contracts involving payments that have all been made;

(xvii) any Contract provides any customer with volume based pricing or revenue discounts or pricing concessions or discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any member of the Company Group, including, without limitation, Contracts containing a “most favored nation” provision or performance guaranty, or any requirements or “take or pay” Contract;

(xviii) any Contract containing a warranty, guaranty, or similar undertaking with respect to the payment or performance of any member of the Company Group, other than a standard warranty, guaranty, or similar undertaking provided by any member of the Company Group in the Ordinary Course of Business and in a form of which has been previously provided to Purchaser;

(xix) Contracts relating to any member of the Company Group’s ownership of or investment in any Person, including any partnership or joint venture Contracts;

(xx) any customer Contract (commercial or residential) with a rebate, allowance payment or any incentive payment plan in favor of the customer that exceeds $50,000 per year or $150,000 in the aggregate;

(xxi) any supplier Contract or other Contract that contemplates a price increase of more than 3% per year;

(xxii) any agency, television, digital media or any other type of advertising Contract with a volume commitment, take or pay provision or requirement or price increase of more than 3% per year; and

(xxiii) any Contract relating to any outstanding written commitment to enter into any Contract or agreement of the type described in subsections (i) through (xix) above.

(b) Each Material Contract is a valid and binding obligation of the member of the Company Group that is party to such Material Contract and each other party thereto, and is enforceable against such member of the Company Group and each other party thereto, in accordance with its terms, and is in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of credits’ rights generally and (ii) general equitable principles. A true and complete copy of each Material Contract has been previously made available to Purchaser.

(c) Except as set forth in Section 4.12(c) of the Disclosure Schedules, no member of the Company Group and no other party or parties thereto has received any written or other notice of any default or event that with notice or lapse of time, or both, would constitute a material default by any member of the Company Group under any Material Contract, or no other party to any Material Contract is in material breach or default thereunder or no event has occurred which, with notice or lapse of time or both, would constitute a default by any such party under any such Material Contract. No Material Contract is so unusual or burdensome as in the foreseeable future would reasonably be expected to have, individually or in the aggregate, a material affect on the Business following the Closing.

(d) Each member of the Company Group has performed all material obligations required to be performed by them under the Material Contracts, and each other party thereto has performed all material obligations required to be performed by such party. No party to any Material Contract has notified any member of the Company Group of (i) a material decrease in the volume of receipts or purchases from or deliveries or sales of products or services to any member of the Company Group, (ii) a material decrease in price that any such party is willing to pay for products or services of any member of the Company Group, (iii) a material increase in the price that any such party would charge for products or services sold to any member of the Company Group, or (iv) the bankruptcy or liquidation of any such party.

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Disclosure Schedules contains a list of each Company Benefit Plan.

(b) With respect to each Company Benefit Plan currently providing benefits to any current or former Company Employee or with respect to which any member of the Company Group has any outstanding Liabilities, contingent or otherwise, the Sellers or the Company have made available to Purchaser currently effective copies of the following, if applicable: (i) the plan document and all amendments thereto, or if not written, a summary of such Company Benefit Plan; (ii) the current summary plan description together with each summary of material modifications; (iii) the most recent IRS determination letter or opinion letter; (iv) all trust agreements, insurance contracts, or other documents that establish the funding vehicle for such Company Benefit Plan and the latest financial statements thereof; (v) the most recent annual reports, including all schedules and attachments (Form 5500 series or equivalent if required under applicable Law); and (vi) the current investment management agreement, administrative services contract, or other third-party agreement, as applicable, relating to the ongoing administration and investment of such Company Benefit Plan;

(c) Except as required by COBRA, no member of the Company Group has promised to any current or former employee of any member of the Company Group, or any dependent or beneficiary thereof, coverage under any Company Benefit Plan that is a retiree or post-employment welfare benefit plan, or otherwise.

(d) With respect to each Company Benefit Plan sponsored or maintained by any member of the Company Group or an ERISA Affiliate:

(i) the Company Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code; the Company Benefit Plan has been administered in compliance in all material respects with its terms; all material premiums for coverage or other contributions or amounts due under the Company Benefit Plan required to be paid by any member of the Company Group or any ERISA Affiliate have been paid on a timely basis or if not yet paid has been accrued in accordance with GAAP; and, to the Knowledge of the Sellers no act or omission has occurred which could subject any member of the Company Group to any material Liability pursuant to Section 502 of ERISA or any excise Tax under the Code (including under Sections 4975 and 4976 of the Code) or require any member of the Company Group to indemnify any individual for such excise Tax;

(ii) each Company Benefit Plan that is intended to qualify under Code §401(a) (a “Qualified Plan”) meets all material requirements for qualification under Code §401(a) and the Treasury Regulations thereunder (except for errors which are eligible for correction under the provisions of IRS Rev. Proc. 2019-19); a favorable determination letter (or opinion letter that may be relied on) as to the qualification under the Code of each Qualified Plan has been issued by the IRS and made available to Purchaser; and nothing has occurred since the date of such favorable determination letter that would reasonably be expected to result in the loss of such Qualified Plan’s qualified status;

(iii) all material reports and information relating to each Company Benefit Plan required to be filed with any Governmental Authority have been timely filed, all material reports and information relating to each Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been disclosed or provided; and, to the Knowledge of the Sellers, no material breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA has occurred with respect to any Company Benefit Plan;

(iv) with respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (A) there is no Liability of any member of the Company Group in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated on the date hereof, and (B) to the Knowledge of the Sellers, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceedings with respect to any such insurer are imminent;

(v) except for claims for benefits arising in the Ordinary Course of Business, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened with respect to any Company Benefit Plan or any trust related thereto, or in either case any fiduciary thereof;

(vi) no field, correspondence, or in-office audit by a Governmental Authority with respect to any Company Benefit Plan is pending, or to the Knowledge of the Sellers, threatened; and

(vii) each employee welfare benefit plan, as defined in ERISA §3(1), which is a group health plan (within the meaning of Code §5000(b)(1)) and each member of the Company Group and each ERISA Affiliate that is subject to Section 4980B of the Code, complies and has complied in all material respects with, and with respect to such plans has been maintained and operated in all material respects in accordance with, COBRA.

(e) Each member of the Company Group is in compliance in all material respects with the applicable requirements of Sections 4980D and 4980H of the Code, and there exists no basis upon which any member of the Company Group could be subject to any material fine or penalty under Sections 4980D or 4980H of the Code.

(f) No member of the Company Group nor the Sellers have made a binding commitment to any current or former employee or director of any member of the Company Group that any member of the Company Group shall establish or implement any additional Company Benefit Plan or amend or modify, in any material respect, any existing Company Benefit Plan, other than amendments required by Law.

(g) Except as set forth in Section 4.13 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee; (iii) otherwise give rise to any material Liability under any Company Benefit Plan; or (iv) result in the failure of any payment under any Company Benefit Plan to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

(h) No Company Benefit Plan provides benefits to any individual who is not a current or former employee of any member of the Company Group, or the dependents or other beneficiaries of any such current or former employee.

(i) No Company Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 or 430 of the Code or Section 302 of ERISA; and neither any member of the Company Group nor any ERISA Affiliate has any outstanding Liability under Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA; and, neither any member of the Company Group nor any ERISA Affiliate has ever contributed to, participated in or agreed to contribute to or participate in a multiemployer plan. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan. There is no agreement, plan or other arrangement to which any member of the Company Group is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

Section 4.14 Labor and Employment

(a) Except as disclosed in Section 4.14(a) of the Disclosure Schedules:

(i) the members of the Company Group are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, equal employment opportunity, veterans’ rights, civil rights, wages and hours, immigration, classification of workers as employees and independent contractors, workers’ compensation, human rights, anti-discrimination, retaliation, the payment of withholdings and/or social security and similar Taxes, family and medical leaves, plant closings and mass layoffs, and occupational health and safety (hereinafter collectively referred to as the “Employment Laws”); and, no member of the Company Group is liable for the payment of material Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

(ii) no member of the Company Group is a party to, or bound by, any collective bargaining agreement or labor agreement with any union, guild shop committee, employee association or other labor group that collectively represents employees;

(iii) there are no pending or, to the Knowledge of the Sellers, threatened, nor in the past five (5) years have there been any, administrative charges or court complaints or other Legal Proceedings against any member of the Company Group concerning alleged employment discrimination, violation of any Employment Laws, or other employment-related matters;

(iv) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Sellers, threatened, nor in the past five (5) years have there been any, against any member of the Company Group before the National Labor Relations Board or a similar labor relations authority; and

(v) there are no work slowdowns, lockouts, stoppages, picketing, strikes, requests for representation or similar labor disputes pending or, to the Knowledge of the Sellers, threatened, nor in the past five (5) years have there been any, between any member of the Company Group and its employees.

(b) Section 4.14(b) of the Disclosure Schedules sets forth, as of November 30, 2019, (i) with respect to each employee of each member of the Company Group, such employee’s name; job title; work location; date of hire; employment status (full time or part time, and, if applicable, temporary status); leave status, if applicable; exempt/non-exempt status with respect to entitlement to overtime wage payments; current annual base salary or current wages; if applicable, annual commissions, bonuses, and other incentive compensation for each of 2019 and 2020; accrued, but unused vacation; and, if applicable, visa status; and (ii) with respect to each independent contractor who renders services on a regular basis to each member of the Company Group, such independent contractor’s name, nature of services, and compensation. Except as set forth on Section 4.14(b) of the Disclosure Schedules, no such employee is, as of the date hereof, absent on military, family, disability or other extended leave of absence, which is defined as a leave of absence of at least three (3) weeks. Except as set forth on Section 4.13(a) of the Disclosure Schedules, no member of the Company Group is party to any written employment agreements with respect to any such employee.

(c) Except as could not result in material Liability for the Company Group, (i) each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or Company Group policy, and (ii) each individual who has provided services to any member of the Company Group within the past five (5) years and who was classified and treated as an independent contractor was properly classified and treated as such for purposes of applicable Law. To the Knowledge of the Sellers, all employees are legally authorized to work in the jurisdiction in which they perform services for any member of the Company Group. Each member of the Company Group maintains a complete and, to the Knowledge of the Sellers, accurate Form I-9 for each employee of the Company Group in the United States. In the past five (5) years, no member of the Company Group has received notice from any Governmental Authority that any member of the Company Group is or has been in violation of any applicable Law pertaining to immigration control or that any current or former employee of any member of the Company Group is or was not legally authorized to be employed in the United States.

(d) No current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed to any member of the Company Group plans to terminate employment with any member of the Company Group within the twelve (12) month period following the date hereof.

(e) No member of the Company Group has closed any plant or facility, effectuated any layoffs of employees in such numbers as to impose obligations under the WARN Act or any similar state or local plant closing or mass layoff Laws or implemented any early retirement, separation or window program for the past five (5) years, nor has a member of the Company Group planned or announced any such action or program for the future; and each member of the Company Group is, and for the past five (5) years has been, in compliance with its obligations pursuant to the WARN Act and similar state or local plant closing or mass layoff Laws.

(f) Each member of the Company Group has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise. No member of the Company Group is liable for any payment to any trust or any other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security, income or any other Tax, workers’ compensation or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business consistent with past practice). There are no pending or to the Knowledge of the Sellers, threatened claims against any member of the Company Group under any workers’ compensation plan or policy, long-term disability plan or policy, or any other benefits plan sponsored by such member of the Company Group.

(g) Since January 1, 2015, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company Group, and (ii) no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director, or other individual service provider of the Company Group.

Section 4.15 Litigation.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no, and since January 1, 2015 there have not been any, Legal Proceedings or Orders pending or, to the Knowledge of the Sellers, threatened against any member of the Company Group or affecting or arising out of the Business, any of the Company Group’s properties or assets or the transactions contemplated by this Agreement.

(b) Except as disclosed in Section 4.15(b) of the Disclosure Schedule, no member of the Company Group is the subject of any governmental investigation or inquiry. To the Knowledge of the Sellers, there are no facts or circumstances that could constitute a reasonable basis for any such investigation or inquiry. Except as disclosed in Section 4.15(b) of the Disclosure Schedule, no member of the Company Group is subject to any Order (A) affecting the Business, properties or assets, or (B) that challenges or could have the effect of preventing, enjoining or otherwise delaying the transactions contemplated by this Agreement. Each member of the Company Group has at all times been in compliance with each Order to which they, or any assets owned or used by them, are or have been subject. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a material violation of, or failure to comply with, any Order to which any member of the Company Group, or any assets owned or used by any member of the Company Group, is subject. No member of the Company Group has at any time received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person during the five-year period ending on the date hereof regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which any member of the Company Group, or any assets owned or used by any member of the Company Group, is subject, which actual, alleged or potential violation was not resolved to the reasonable satisfaction of such Governmental Authority.

Section 4.16 Compliance with Laws; Permits.

(a) Each member of the Company Group possesses all material Permits required in order for such member of the Company Group to lawfully conduct the Business as presently conducted and to own, lease, maintain and operate its assets as presently owned and operated. All material Permits held by any member of the Company Group are listed in Section 4.16(a) of the Disclosure Schedules, are in full force and effect without any material default or material violation thereunder, and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute a default thereunder or violation thereof. During the five year period ending on the date hereof, no member of the Company Group has received any written notice of the pending or threatened revocation, suspension, lapse or limitation of any material Permit. Except as disclosed in Section 4.16(a) of the Disclosure Schedules, the members of the Company Group are, and at all times during the five year period ending on the date hereof have been, in compliance in all material respects with all material Permits and with all Laws and Orders applicable to any member of the Company Group and the Business. No member of the Company Group has been notified, whether in writing or otherwise, that any material Permit may not in the ordinary course be renewed upon its expiration or that by virtue of this Agreement, the Company Documents, the Seller Documents or any of the transactions contemplated hereby or thereby, any such Permit may not be granted or renewed.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, during the five year period ending on the date hereof, (i) no member of the Company Group has received written notice of any violation or alleged violation of any Laws or Orders and (ii) all material reports, filings and returns required to be filed by or on behalf of any member of the Company Group with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with, any Law applicable to it or its business or properties.

(c) Neither the members of the Company Group nor any Affiliate of the Company Group, nor to the Knowledge of the Sellers, any director, officer, employee or other authorized representative of any member of the Company Group, have directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person in material violation of any applicable Law or (ii) established or maintained any fund or asset with respect to the Company Group that has not been recorded in the books and records of the Company Group.

Section 4.17 Environmental Matters. Except as set forth in Section 4.17 of the Disclosure Schedules:

(a) the members of the Company Group and the Leased Real Property are, and for the past five years have been, in compliance in all material respects with, and have no Liability arising under, all applicable Environmental Laws and Environmental Permits;

(b) the members of the Company Group possess all applicable material Environmental Permits that are required for the operation of the Business and for the ownership and use of its assets (including the Leased Real Property) as presently owned and used, and there are no pending judicial or regulatory proceedings by any Governmental Authority that would reasonably be expected to result in the termination, revocation or adverse modification of any such Environmental Permit;

(c) neither the Sellers, the Holdcos nor the members of the Company Group have received any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements of any member of the Company Group, the Business or the Leased Real Property;

(d) there is no Environmental Claim or Environmental Notice pending or, to the Knowledge of the Sellers, threatened, against any member of the Company Group with respect to (i) the release of any Hazardous Materials into the environment, (ii) a violation of any Environmental Permit, or (iii) Liability under any Environmental Law;

(e) no member of the Company Group is the subject of any outstanding Order of any Governmental Authority relating to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of Hazardous Material;

(f) neither the Sellers, the Holdcos nor any member of the Company Group have received any unresolved Environmental Notice from any Person that any member of the Company Group is a potentially responsible party pursuant to CERCLA or any state or local Law analogous to CERCLA, relating to material cleanup costs at any real property;

(g) to the Knowledge of the Sellers, there has been no Release of Hazardous Materials in contravention of, or which would reasonably be expected to result in a Liability to or any obligations of the Company arising under, Environmental Laws with respect to the Business or assets of the Company or the Leased Real Property;

(h) to the Knowledge of the Sellers, no member of the Company Group has arranged for the treatment or disposal of Hazardous Materials at any third-party location or site, except as such would not reasonably be expected to result in a material Liability of the Company pursuant to Environmental Laws;

(i) except as may be set forth in the Leases, no member of the Company Group is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Liability pursuant to, or violation of, any Environmental Law;

(j) no member of the Company Group is or has ever been a party to a lease for real property pursuant to which it is obligated to indemnify any landlord for preexisting contamination or any contamination other than that caused by a member of the Company Group; and

(k) Sellers have made available or provided to Purchaser true and correct copies of all environmental assessment reports (such as Phase I or Phase II reports) and any other environmental studies in the possession of any member of the Company Group or Sellers in connection with the Business or assets of the Company or the Leased Real Property.

Section 4.18 Insurance. Section 4.18 of the Disclosure Schedules contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (other than policies underlying or funding any Company Benefit Plan) owned or held by any member of the Company Group as of the date of this Agreement (“Company Insurance Policies”). No member of the Company Group is in material default of any provision of any Company Insurance Policy or has received any written notice of cancellation of any Company Insurance Policy. The members of the Company Group have timely paid all premiums due under each Company Insurance Policy. There is no claim pending under any Company Insurance Policy that coverage has been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions. No member of the Company Group has received a written or oral notice of any material increase of premium for any Insurance Policy, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on Company Insurance Policies or binders, and there are no pending claims by any member of the Company Group to which the insurers have denied coverage or otherwise reserved rights. No member of the Company Group has been refused any insurance, nor has any such coverage been materially limited by any insurance carrier to which any member of the Company Group has applied for any such insurance or with which such insurance has been carried during the past five years.

Section 4.19 Brokers. Except as set forth in Section 4.19 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any member of the Company Group in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 4.20 Related Party Transactions. Except as set forth on Section 4.20 of the Disclosure Schedules, no Affiliate of any member of the Company Group (a) is a party to any Contract with any member of the Company Group other than any Contract entered into in the Ordinary Course of Business and on an arm’s-length transaction or pursuant to any Company Benefit Plan, (b) has outstanding any Indebtedness owed to any other member of the Company Group, (c) has any interest in any property, assets, or right used by or necessary for the Business, and (d) has any financial interest in any material customer or supplier of any member of the Company Group; provided, that ownership of five percent (5%) or less of any class of equity interests of an entity shall not be deemed to be a financial interest for purposes of this Section 4.20.

Section 4.21 Books and Records. The books of account and other financial records of the Company Group have been kept accurately in all material respects in the Ordinary Course of Business materially consistent with applicable Law, and each member of Company Group makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects their transactions, acquisitions and dispositions of assets. Each member of the

Company Group maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting, including that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the reporting of each member of the Company Group’s assets is compared with existing assets at regular intervals, and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2015, each member of the Company Group has at all times maintained materially complete and correct records of all meetings of, and corporate, limited liability company or other organizational actions taken by, the equity holders, managers, members, boards of directors, committees and other governing bodies of such member of the Company Group.

Section 4.22 Data Privacy and Security.

(a) The Company Group is in compliance in all material respects with, and has at all times during the last five years complied in all material respects with, all Privacy Laws in the operation of the Business.

(b) During the last five years, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Company Data held by the Company, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information or Company Data related to the Business and owned or maintained by the Company Group, their customers, subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”). The Company Group has at all times during the last five years used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.

(c) The Company Group materially follows its posted Privacy Policies regarding the Company Group’s Processing of Personal Information in connection with the operation of the Business. The Company Group has at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons as required by applicable Privacy Laws. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will violate any Privacy Law or Privacy Policy.

(d) The Company Group has at all times maintained in place in connection with the Business commercially reasonable security measures, controls, technologies, polices and safeguards sufficient to comply with applicable Privacy Laws and Contracts and requires the same of all vendors that Process Personal Information and Company Data on its behalf. The Company Group (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities in connection with the Business that are commercially reasonable and that satisfy the Company Group’s contractual and legal obligations with respect to the Business.

(e) There is no Legal Proceeding initiated by any other Person pending or, to the Knowledge of the Seller’s, threatened against the Company Group or its agents or subcontractors alleging a violation in connection with the Business of any Person’s rights under any Privacy Law, nor has there been any court order adversely affecting the Company Group’s or its agents’ or subcontractors’ use, disclosure or other processing of any Personal Information in connection with the Business. To the Knowledge of the Sellers, there are no facts or circumstances that could constitute a reasonable basis for any such Legal Proceeding relating to data privacy, data protection or data security. The Company Group has not received any communications from or, to the Knowledge of the Sellers, been the subject of any investigation by, the Federal Trade Commission, a data protection authority, or any other Governmental Authority regarding its acquisition, use, disclosure or other processing of any Personal Information in connection with the Business.

(f) The Company Group is in compliance in all material respects with all applicable requirements contained in the Payment Card Industry Data Security Standards, their data privacy policies and terms of use relating to “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards) with respect to all (if any) such cardholder data that it has (or still may) Processed, stored or transmitted. The Company Group has engaged in the appropriate Payment Card Industry Data Security Standards audit activities. The Company Group has not received notice that it is in non-compliance with any Payment Card Industry Data Security Standards.

Section 4.23 Warranty and Related Matters.

(a) Except as set forth on Section 4.23(a) of the Disclosure Schedule, since January 1, 2015, (i) no Governmental Authority or trade association has alleged that any product designed, manufactured, sold, leased, licensed, or delivered or services performed by any member of the Company Group is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority or trade association, (ii) no product designed, manufactured, sold, leased, licensed, or delivered by any member of the Company Group has been recalled, and no member of the Company Group has received any notice of recall (whether written or oral) of any such product from any Governmental Authority or trade association and (iii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be likely to result in any recall or warranty losses exceeding 1.5% of the revenues of the Company Group since January 2015. The Company Group has not incurred any losses as a result of any defect or inconsistency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by any member of the Company Group, whether such loss is incurred by reason of any express or implied warranty (collectively “Warranty Losses”), that exceed in the aggregate 1.5% of the revenues of the Company Group for the respective fiscal year.

(b) Except as set forth on Section 4.23(b) of the Disclosure Schedule, no member of the Company Group has given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products designed, manufactured, sold, leased, licensed, or delivered, or services performed, by any member of the Company Group.

Section 4.24 Accounts Receivable and Inventory.

(a) The accounts receivable of each member of the Company Group reflected on the Financial Statements and the accounts receivable arising after the Recent Balance Sheet Date have arisen from bona fide transactions entered into by such member of the Company Group involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice. Such accounts receivable constitute valid claims in the Ordinary Course of Business consistent with past practice, except in the case of accounts receivable shown on the unaudited balance sheet of the Company Group as of September 30, 2019, to the extent of the reserves set forth on such balance sheet (which reserves are adequate and calculated consistent with past practice in the preparation of the Financial Statements).

(b) The inventory of each member of the Company Group as of the Effective Time consists of a quality usable and salable in the Ordinary Course of Business consistent with past practice and is fit for the purpose for which it was manufactured or procured, except for obsolete, damaged, defective or slow-moving items that have, in a manner consistent with the historical accounting policies and procedures of the Company Group and GAAP, been written off or written down to fair market value or for which adequate reserves have been established.

Section 4.25 Indebtedness. Section 4.25 of the Disclosure Schedules sets forth all of the outstanding and aggregate amount of Indebtedness of the Company Group, and for each item of such Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement and the creditor. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement, the Company Documents and the Seller Documents. No default or past due payments (or an event which with notice or lapse of time or both would become a default) exist with respect to the obligations of any member of the Company Group under any such letters of credit, fidelity bonds or surety bonds, and no member of the Company Group has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

Section 4.26 Customers and Suppliers. Section 4.26 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the twenty (20) largest suppliers to the Company Group, taken as a whole, for the period between December 1, 2018 and November 30, 2019 (each, a “Material Supplier”) and (b) the twenty (20) largest customers of the Company Group, taken as a whole, for the period between December 1, 2020 and November 30, 2019 (each, determined on the basis of the total dollar amount received) (each, a “Material Customer”), showing the total amount paid to or received from, as the case may be, each such Material Supplier and Material Customer during such period. During the six (6) month period immediately preceding the date of this Agreement, there has been no material curtailment of the business relationship of any member of the Company Group with any Material Supplier or Material Customer. No member of the Company Group has received notice that any Material Supplier or any Material Customer may cancel or otherwise materially and adversely modify its relationship with any member of the Company Group, either as a result of the consummation of the transactions contemplated hereby or otherwise. The sum of all rebates, allowance payments or any incentives under the customer Contracts (commercial or residential) taken as a whole do not result in rebates, allowance payments or incentives to customers exceeding $500,000 in the aggregate per calendar year.

Section 4.27 Marketing Matters. Except as set forth in Section 4.27 of the Disclosure Schedules:

(a) The members of the Company Group are not aware of any past or current marketing or advertising claim by the members of the Company Group that is materially false or misleading. The members of the Company Group are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws regarding advertising and marketing claims, including but not limited to the Lanham Act, 15 U.S.C. § 1125 et seq., the Federal Trade Commission Act, 15 U.S.C. § 45 et seq., and the Florida Deceptive and Unfair Trade Practices Act, Fla. Stat. Ann. § 501.203 et seq. (hereinafter collectively referred to as the “Marketing Laws”); and, no member of the Company Group is liable for the payment of material damages, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Marketing Laws.

(b) There are no pending or, to the Knowledge of the Sellers, threatened, nor in the past five (5) years have there been any, court complaints, administrative charges, or investigations by any governmental agency concerning alleged violation of any Marketing Laws or any other marketing-related matters.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and Article V hereof (as modified by the Disclosure Schedules), neither the Company Group, the Sellers, nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing makes any other express or implied representation or warranty with respect to the Company Group, the Sellers or the transactions contemplated by this Agreement. NOTHING IN THIS SECTION 4.28 SHALL LIMIT CLAIMS OR REMEDIES FOR FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, solely as to itself, hereby represents, severally and not jointly, to Purchaser as of the date hereof and as of the Closing Date that:

Section 5.1 Organization. The Ochstein Children’s 2019 Irrevocable Trust is a legally created and validly existing irrevocable trust under the Laws of Florida.

Section 5.2 Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Seller Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Jenna F. Reidy, Benjamin L. Ochstein, and Samuel E. Ochstein are the duly appointed trustees of the Ochstein Children’s 2019 Irrevocable Trust. This Agreement has been, and each of Seller Documents to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document to which it is a party, when so executed and delivered, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 5.3(a) of the Disclosure Schedules, neither the execution of the Pre-Closing Reorganizations, the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, nor the compliance by such Seller with any of the provisions hereof or thereof will either result in the creation or imposition of any Liens on the Membership Interests or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) any Order of any Governmental Authority applicable to such Seller; (ii) in the case of an entity, any such Seller’s Governing Documents; or (iii) any applicable Law.

(b) Except as set forth in Section 5.3(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Governmental Authority or party to any Contract to which such Seller is a party or by which such Seller is otherwise bound is required on the part of such Seller in connection with the execution of the Pre-Closing Reorganizations, the execution and delivery of this Agreement or the Seller Documents by such Seller, or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby.

Section 5.4 Ownership and Transfer of Membership Interests. As of the date hereof, (i) such Seller is the record and beneficial owner of the Company Membership Interests indicated as being owned by such Seller on Exhibit I hereto and (ii) Dan Ochstein and Earl Rahn are each the record and beneficial owner of 35% and Timothy Nagle is the record and beneficial owner of 30% of the Orlando Membership Interests. Following the Pre-Closing Reorganizations, (i) Company Holdco will be the sole record and beneficial owner of the Company Membership Interests and the Sellers will indirectly own the Company Membership Interests in accordance with the Company Percentage Interest, and (ii) Orlando Holdco will be the sole record and beneficial owner of the Orlando Membership Interests and each of Dan Ochstein and Earl Rahn will indirectly own 50% of the Orlando Membership Interests. As of the Closing, each such Seller (with respect to Company Holdco) and Dan Ochstein and Earl Rahn (with respect to Orlando Holdco) has the power and authority to cause the Holdcos to sell, transfer, assign and deliver such Membership Interests as provided in this Agreement and to perform the Pre-Closing Reorganizations, and such delivery will convey to Purchaser good and marketable title thereto, free and clear of any and all Liens.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Seller, threatened that are reasonably likely to prohibit or restrain the ability of such Seller or any Holdco to enter into this Agreement, the Seller Documents or consummate the transactions contemplated hereby or which would individually or in the aggregate reasonably be expected to be material to the Business.

Section 5.6 Brokers. Except as set forth in Section 5.6 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller or any Holdco in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.7 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV and this Article V (as modified by the Disclosure Schedules), none of the Sellers nor any other Person on behalf of any of the Sellers makes any other express or implied representation or warranty with respect to any of the Sellers or the transactions contemplated by this Agreement. NOTHING IN THIS SECTION 5.7 SHALL LIMIT CLAIMS OR REMEDIES FOR FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date that:

Section 6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite company power and authority to own, lease and operate properties and carry on its business.

Section 6.2 Authorization of Agreement. Purchaser has full company power and authority to execute and deliver this Agreement and each of the Purchaser Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will materially conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any (i) the Governing Documents of Purchaser; (ii) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iii) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or party to any Contract to which Purchaser is a party or by which Purchaser is otherwise bound is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except (i) for any filings required to be made under applicable antitrust Laws and (ii) for such filings as may be required by any federal or state securities Law.

Section 6.4 Litigation; No Impediment. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby. There is no outstanding Order against Purchaser or any of its Affiliates, and there is no transaction under consideration or pending by Purchaser or any of its Affiliates, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 6.5 Investment Intention. Purchaser is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Membership Interests have not been registered under the Securities Act or any state securities laws and the Membership Interests cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available (and such sale or transfer complies with state securities laws and regulations).

Section 6.6 Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.7 Financial. Purchaser will have available at the Closing the funds necessary to purchase the Membership Interests and to make payment of all amounts to be paid by it hereunder, in each case on the terms and conditions contemplated by this Agreement. Purchaser has heretofore furnished the Company and the Sellers with true and complete copies of the financial statements of Purchaser and the Debt Commitment Letter and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and terms specific in any such fee letter (including any such terms and numbers related to “flex” terms or similar concepts), none of which redacted provisions could affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing at the Closing). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Purchaser.

Section 6.8 No Reliance; Access to Information.

(a) In connection with its decision to purchase the Membership Interests, Purchaser, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that: (i) Purchaser is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the

Membership Interests and consummating the transactions contemplated hereby; (ii) Purchaser has made its own independent investigation, review and analysis regarding the Business and the Company Group, which investigation, review and analysis were conducted by Purchaser together with advisors, including legal counsel, that it has engaged for such purpose and, in making the determination to enter into this Agreement and to proceed with the transaction contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and the representations and warranties of the Sellers set forth in Article IV and Article V of this Agreement; and (iii) except as set forth herein, Purchaser agrees that Seller has not made any representations regarding any forward-looking projections, forecasts, budgets, financial data or other forward-looking information (written or oral), including any memoranda prepared by the Company’s investment bankers with respect to the Membership Interests or the Company Group (including the Business or prospects of the Company Group) prepared by or furnished to Purchaser by or on behalf of any Seller or the Company Group.

(b) Purchaser has had an opportunity to discuss, with the management of the Company Group, the management and financial affairs of the Company Group. Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the Company Group and has had access to and the opportunity to inspect and review various records, instruments, documents, financial statements, reports and budgets and other information of the Company Group which have been provided to Purchaser by the Company or the Sellers and/or which have been requested by Purchaser.

(c) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 6.8 shall limit or modify any of the representations and warranties of the Company, NewSouth Orlando, the Holdcos or the Sellers set forth in Article IV and Article V of this Agreement or in any of the Purchaser Documents to which any of the Company or the Sellers are a party. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 6.8 will limit or otherwise restrict in any respect any claim for Fraud.

Section 6.9 Solvency. Immediately after giving effect to the Closing, and assuming the representations and warranties of the Sellers and the Company set forth in Article IV are true and correct, Purchaser (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its Liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable Liabilities as they become absolute and matured), and (b) will have adequate capital with which to engage in its business.

ARTICLE VII

COVENANTS

Section 7.1 Access to Information. From and after the date of this Agreement and prior to the Closing, Purchaser shall be permitted, through its officers, employees and representatives (including its legal advisors and accountants), reasonable access to the properties, books and records of any member of the Company Group as it reasonably requests. Any such access shall be during regular business hours upon reasonable advance written notice and under reasonable circumstances, shall not unreasonably interfere with the normal operations of any member of the Company Group and shall be subject to restrictions under applicable Law. Notwithstanding anything herein to the contrary, (a) no such access shall be permitted to the extent that it would require any member of the Company Group to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any member of the Company Group is bound, (b) prior to the Closing, without the prior written consent of the Seller Representative, Purchaser shall not contact any customer, vendor, supplier, partner, employee, or consultant of any member of the Company Group in connection with the transactions contemplated by this Agreement except in consultation with the Seller Representative and (c) prior to the Closing, without the prior written consent of the Seller Representative, Purchaser shall have no right to perform invasive or subsurface investigations of any real property leased, owned, used or occupied by any member of the Company Group (including the Leased Real Property). All requests by Purchaser for access or information shall be in writing and submitted or directed to the Seller Representative in writing.

Section 7.2 Conduct of the Business Pending the Closing.

(a) From and after the date of this Agreement and prior to the Closing, except (i) as required by applicable Law, (ii) as contemplated by Section 7.2 of the Disclosure Schedules, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company Group shall (A) conduct the Business in the Ordinary Course of Business, including the collection of accounts receivables and payment of accounts payable utilizing normal procedures, without discounting or accelerating payment of such accounts (other than the resolution of any then pending disputes (in amounts less than $50,000 per account) with such accounts receivables or the related services); (B) use commercially reasonable efforts to maintain and preserve the present business operations of the Company Group and (C) use commercially reasonable efforts to maintain and preserve the relationships with suppliers, customers, employees, contractors and any other business relations of any member of the Company Group.

(b) During the period from the date hereof through and including the Closing Date, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, including the Pre-Closing Reorganizations and the Redemption, (iii) as set forth in Section 7.2 of the Disclosure Schedules or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers, the Holdcos and the Company shall not and shall cause each member of the Company Group not to:

(i) transfer, issue, sell, redeem or dispose of any Membership Interests or other securities of any member of the Company Group or grant options, warrants, calls or other rights to purchase or otherwise acquire Membership Interests or other securities of any member of the Company Group;

(ii) amend any of the Governing Documents of any member of the Company Group or the Redemption Agreement;

(iii) effect any recapitalization, reclassification, reorganization or like change in the capitalization of any member of the Company Group;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of any member of the Company Group (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(v) enter into or agree to enter into any merger or consolidation with any Person;

(vi) cancel, modify or waive any material Indebtedness or claims held in respect of any member of the Company Group or waive any material rights of value;

(vii) mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of the material assets of any member of the Company Group;

(viii) declare or make any dividend or in-kind distribution with respect to any of the Membership Interests, in each case other than any distribution of cash or cash equivalents by any member of the Company Group to the Sellers (or any member of the Company Group) but only to the extent such distribution results in a reduction in Closing Cash;

(ix) make any material changes in any method of accounting or accounting practice or policy other than as required by GAAP;

(x) make or incur any capital expenditures that, individually or in the aggregate, are in excess of $250,000;

(xi) incur or assume any Indebtedness or guarantee any Indebtedness, other than Borrowed Indebtedness that will be discharged at Closing;

(xii) (A) make, rescind or change any Tax election (other than one contemplated by this Agreement), waive any restriction on any assessment period relating to Taxes or settle any material dispute regarding any material Tax Liability or refund or (B) make any material change in their respective accounting methods for Tax purposes;

(xiii) enter into, negotiate, amend or extend any collective bargaining agreements or similar representative labor agreements with a union, guild shop committee, employee association or other labor group that collectively represents employees;

(xiv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for termination of the Performance Awards and for the renewal of existing Company Benefit Plans in the Ordinary Course of Business or changes required by Law;

(xv) except pursuant to the terms of any Company Benefit Plan in effect as of the date hereof or as required by Law, (A) increase the compensation or benefits payable or to become payable to any director or officer of any member of the Company Group or any Company Employee (other than compensation increases set forth on Section 7.2(b)(xv) of the Disclosure Schedules), (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any employment or severance agreement with any director or officer of any member of the Company Group or any Company Employee, or (C) hire, engage, promote, or terminate the employment or engagement of any employee or independent contractor who is expected to earn annual base compensation for 2019 in excess of $[***];

(xvi) plan, announce, implement or effect any reduction in force, lay off, early retirement program or severance program, except (A) any termination of employment for cause (as such term is defined by the Company Group in the Ordinary Course of Business) or (B) any termination by any member of the Company Group of employment of any Company Employee who received annual base compensation of [***] or less in the Ordinary Course of Business (such termination in subsection (B) not to exceed 10);

(xvii) sell, license, sublicense, covenant not to sue or grant immunity from suit under, abandon, permit to lapse, assign, transfer, disclose, encumber, agree to coexist with respect to or otherwise grant any rights under any Purchased IP to any Person;

(xviii) enter into, extend, amend, terminate or otherwise modify any Material Contract; or

(xix) agree in writing to do anything prohibited by this Section 7.2.

Section 7.3 Regulatory Approvals.

(a) On October 31, 2019, the Sellers and Purchaser filed all required notification and report forms under the HSR Act with the FTC and the DOJ in connection with the transactions contemplated by this Agreement, and Purchaser paid the filing fees in connection therewith. Each Party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information and documentary material made by any Governmental Authority, to take all reasonable best efforts actions necessary to obtain any necessary clearance or approval under applicable Regulatory Laws, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of any Regulatory Laws, and use reasonable best efforts to eliminate every impediment under any Regulatory Law that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the date in Section 9.1(a)), all to the end of expediting consummation of the transactions contemplated hereby.

(b) The Sellers and Purchaser each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby. No Party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent as to any extension or delay in consummation shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement as soon as reasonably possible (and in any event no later than the date in Section 9.1(a)). Purchaser and its Affiliates shall not take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 7.3 or otherwise in this Agreement shall require Purchaser or any of its Affiliates to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Purchaser or any of its Affiliate (including the Company) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of Purchaser or any of its Affiliate (including the Company).

(c) In connection with this Section 7.3, the Parties shall, to the extent permitted by applicable Law (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Governmental Authority or Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3 as for the recipient’s outside counsel only. Notwithstanding anything to the contrary in this Section 7.3, materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Company Group and proprietary information relating to transaction assessment and analysis.

Section 7.4 Further Assurances.

(a) Subject to, and not in limitation of, Section 7.3, each of Purchaser, the Holdcos, the Sellers and the Company shall use all reasonable best efforts to (i) take or cause to be taken all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (which include the transfer to Purchaser of the entire ownership of the Company Group and intended related benefits of the business of the Company Group), (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, and (iii) assist the Company in obtaining the consents of third parties listed in Section 7.4(a) of the Disclosure Schedules; provided, however, that neither the Company Group nor the Sellers nor any of their respective Affiliates shall be obligated to pay any consideration therefor to any Person from whom consent or approval is requested.

(b) Until the Closing, each of Purchaser, the Holdcos, the Company and the Sellers shall promptly notify the other Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.

(c) Purchaser, the Holdcos, the Company, NewSouth Orlando and the Sellers shall execute and deliver any additional instruments, documents, conveyances or assurances necessary, proper or otherwise reasonably requested by another Party to consummate and make effective the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(d) Purchaser shall use its best efforts to obtain the R&W Policy and to obtain the executed copy of the binder for the R&W Policy no later December 30, 2019. Sellers shall assist Purchaser in responding to any questions raised by any R&W Policy insurer. The aggregate cost of the premium, underwriting fees, surplus lines Taxes and fees and any other expenses charged by an insurer or insurance broker for the R&W Policy shall be paid by Purchaser.

Section 7.5 Confidentiality. Other than with respect to any information, documents and agreements disclosed by Purchaser pursuant to Section 7.7, each Party acknowledges and agrees that:

(a) until the Closing Date, each Party shall keep and shall cause its Affiliates, officers, employees and representatives (including their respective legal advisors and accountants) to keep all information and this Agreement and the Disclosure Schedules, the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiation hereof and thereof and the information provided in connection with this Agreement and the transactions contemplated hereby and thereby (including information provided pursuant to Section 7.1 strictly confidential, subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Parties shall, and shall cause each of their respective Affiliates, officers, employees and representatives (including their respective legal advisors and accountants) to keep all such information confidential and comply with the Confidentiality Agreement to the same extent as if such Persons were party thereto. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b) following the Closing Date, each Seller and each Holdco shall keep and shall cause each of their Affiliates and representatives to keep all information and data relating to this Agreement, the Company Documents, the Purchaser Documents, the Seller Documents, Purchaser, the Company Group and the Business, and the transactions contemplated hereby, strictly confidential except for disclosures required by any Governmental Authority; provided that, to the extent permissible under applicable Law, the Sellers, any of its Affiliates or any of its or their representatives are required by applicable Law or any Governmental Authority to disclose any information that is prohibited to be disclosed under the terms of this Agreement, such Party shall: (i) if and as may be requested by the other Party at the other Party’s sole cost and expense, take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to the public; (ii) to the extent permissible under applicable Law, give the other Party prompt notice of such request or requirement so that the other Party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the other Party, at the other Party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is obtained, only that portion of such information that is legally required to be disclosed may be disclosed, and the disclosing Party shall use commercially reasonable efforts to seek confidential treatment of such information.

Section 7.6 Preservation of Records. From and after the Closing, the Sellers, the Holdcos and Purchaser shall preserve and keep the records held by them or their Affiliates (including the Company and in accordance with the Company’s current practices, including in electronic or digital form, primarily) relating to the business of the Company Group for a period of seven (7) years from the Closing Date and shall, upon reasonable advance notice, make such records and personnel available to the other Parties as may be reasonably required by any such Party, in each case, solely for the purposes of preparing financial statements or Tax returns or dealing with Tax audits or as the Parties or their respective representatives may request; provided, however, neither Party shall have access to (i) the other Party’s Governing Documents, (ii) books, records, and files that cannot be disclosed under the terms of any third party agreement or cannot be disclosed under applicable Law, (iii) information entitled to legal privilege, including attorney work product and attorney-client communications, (iv) records relating to the actual or proposed acquisition or disposition of the Membership Interests, resulting in this Agreement, (v) any electronic and physical files, records, documentation or data backed-up or archived pursuant to Seller’s usual archiving policy, and (vi) any emails, personal computer files, personal one-drive and any data in a personal file storage. Purchaser or the Seller Representative may request, thirty (30) Business Days prior to the end of such period, at the requesting party’s expense, to obtain any such items prior to their disposal by the other party, and the other party shall comply with such request to the extent permitted to do so by applicable Law or Order, or by a contractual obligation.

Section 7.7 Publicity. Other than with respect to any information, documents and agreements previously disclosed by Purchaser pursuant to this Section 7.7, the Parties shall, and shall cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and shall not, and shall cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser and the Seller Representative; provided, however, that a Party may, without such prior consent, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event such Party shall use its commercially reasonable efforts to allow Purchaser, the Company and the Seller Representative, as the case may be, reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 7.8 Notice of Certain Events. From time to time prior to the Closing, the Sellers shall have the right, by written notice to Purchaser, to supplement or amend the Disclosure Schedules (and the Disclosure Schedules shall be supplemented or amended accordingly) with respect to any matter which any of the Sellers becomes aware after the execution of the Agreement and prior to Closing and which (a) if known, existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, (b) is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate by an event, condition, fact or circumstance occurring after the date of this Agreement or (c) would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein). For purposes of the conditions to Closing in Section 8.1, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

Section 7.9 Employee Benefit Arrangements.

(a) Purchaser shall ensure that all Persons who were employed by any member of the Company Group immediately preceding the Closing, including those on vacation, disability, military, or other approved leave of absence (collectively, the “Company Employees”), will remain employed on and immediately after the Closing Date in a comparable position. Purchaser shall not, at any time prior to 180 days after the Closing Date, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of any member of the Company Group.

(b) For a period of one year from the Closing, Purchaser shall provide, or cause to be provided, Company Employees with the following during the period they continue to be employed: (i) salary or wage level and incentive compensation opportunities that are no less favorable in the aggregate to such salary or wage level and incentive compensation opportunities (other than equity and equity incentive arrangements) provided to such Company Employees by members of the Company Group immediately prior to Closing and (ii) other retirement, health and welfare and other employee benefit and compensation plans, programs and arrangements for the Company Employees that provide benefits substantially equivalent in the aggregate to, or more favorable than, the benefits provided to the Company Employees by the Company Benefit Plans immediately prior to the Closing. To the extent Purchaser offers Company Employees such benefits through Purchaser Benefit Plans, it shall ensure that those Purchaser Benefit Plans count the service of Company Employees with any member of the Company Group prior to the Closing as service for all purposes thereunder, including without limitation, eligibility, vesting and accrual of benefits, except where credit would result in the duplication of benefits.

(c) Purchaser acknowledges that from and after the Closing, Purchaser shall assume and fulfill all the obligations of any member of the Company Group with respect to the Company Benefit Plans.

(d) Nothing contained in this Section 7.9 or any other provision of this Agreement, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Company Benefit Plan. Further, this Section 7.9 shall be binding upon and shall inure solely to the benefit of the Parties, and nothing in this Section 7.9, express or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature (including third-party beneficiary rights under this Agreement) whatsoever under or by reason of this.

Section 7.10 Waiver.

(a) The Seller Representative, on behalf of the Holdcos and the Sellers, may (i) extend the time for the performance of any of the obligations or other acts of Purchaser or, after the Closing, any of the obligations or other acts to be performed by Purchaser or the Company, (ii) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered by Purchaser pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of Purchaser contained herein or, after the Closing, compliance with any of the agreements of Purchaser or the Company contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Seller Representative.

(b) Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Company, NewSouth Orlando, any of the Sellers, the Holdcos or the Seller Representative, (ii) waive any inaccuracies in the representations and warranties of any of the Sellers or the Company Group contained herein or in any document delivered by any of the Holdcos, the Sellers, NewSouth Orlando or the Company pursuant hereto, or (iii) waive compliance with any of the agreements of the Company, NewSouth Orlando, the Holdcos, the Sellers or the Seller Representative contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser.

(c) Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 7.11 Restrictive Covenants.

(a) Non-Solicitation. For a period of five years after the Closing Date, without the prior written consent of Purchaser, the Holdcos and each Seller shall not, and the Holdcos and each Seller and each Holdco shall cause their respective Affiliates not to, directly or indirectly, solicit, offer to employ, contract with or hire any Person who was an employee or an exclusive independent contractor of the Company Group as of the Closing nor shall the Holdcos or any Seller or each of their respective Affiliates to induce or attempt to induce any such Person to terminate his or her employment or independent contractor relationship with the Company Group by resignation, retirement or otherwise, provided, however, that neither (i) a general employment solicitation or advertisement nor (ii) a solicitation made by a recruiting or search firm, in each case not expressly targeted at employees of any member of the Company Group shall not be deemed a solicitation prohibited by this Section 7.11(a).

(b) Non-Competition. As an inducement to Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for a period of five years after the Closing Date, none of the Holdcos or the Sellers shall, and each shall cause its, his or her respective Affiliates not to, directly or indirectly, through another Person or otherwise, (i) engage in any business that competes with any member of the Company Group (with respect to the operation of the business of the Company Group as of the Effective Time) or the Business (a “Restricted Business”) or (ii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with (including whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner or advisor), any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the Restricted Business, in each case of the foregoing clauses (i) and (ii), in any of the geographic territory identified on Section 7.11(b) of the Disclosure Schedules. Notwithstanding the foregoing, it shall not be a violation of this Section 7.11(b) if any such Persons (aggregated with its Affiliates), directly or indirectly through another Person, solely own, purchase or otherwise acquire less than three percent of any class of securities of any Person engaged in a Restricted Business if such securities are listed and publically traded on a national securities exchange, or on an inter-dealer automated quotation system. The Parties agree that the covenants set forth in this Section 7.11(b) are reasonable with respect to duration, geographical area and scope.

(c) Remedies for Breach. Each Seller and the Holdcos acknowledge that the provisions of Section 7.11(a) and Section 7.11(b) are reasonable and necessary to protect the interests of Purchaser, that any violation of Section 7.11(a) and Section 7.11(b) may result in irreparable injury to Purchaser, and that damages at Law may not be reasonable or adequate compensation to Purchaser for a violation of such Sections. Each Seller and the Holdcos further acknowledges that Purchaser shall be entitled to seek to have the provisions of Section 7.11(a) and Section 7.11(b) specifically enforced by preliminary injunctive relief without the necessity of proving actual damages or posting bond and notwithstanding that damages may be readily quantifiable, and the Holdcos and such Seller agrees not to plead sufficiency of damages as a defense in the proceeding for such injunctive relief brought by Purchaser.

Section 7.12 Redemption; Pre-Closing Reorganizations.

(a) Prior to the Orlando Reorganization, NewSouth Orlando shall, and Earl Rahn and Dan Ochstein shall cause NewSouth Orlando to, effect the Redemption pursuant to the Redemption Agreement, which Redemption shall be effective at least one (1) Business Day prior to the Orlando Contribution. Purchaser shall have the right to review and approve the documentation evidencing the Redemption before execution by the applicable parties. The Sellers and the Company Group agree to include any reasonable comments provided by Purchaser.

(b) The Sellers, NewSouth Orlando and the Company shall, and the Sellers shall cause each of them to (i) commence the Pre-Closing Reorganizations at least four (4) calendar days prior to the Closing Date and (ii) complete the Pre-Closing Reorganizations at least one (1) calendar day prior to the Closing Date. Purchaser shall have the right to review and approve the documentation evidencing the Pre-Closing Reorganizations before execution by the applicable parties. The Sellers, NewSouth Orlando and the Company agree to include any reasonable comments provided by Purchaser.

Section 7.13 Use of Names. From and after the Closing, each Seller shall not, and shall cause its Affiliates and its and their respective representatives not, to use “NewSouth”, “NewSouth Window Solutions”, “Doers Window Manufacturing” or any other substantially similar names or any other Marks or tradenames of the Business.

Section 7.14 Financing; Seller’s Financial Cooperation.

(a) Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions necessary and do, or cause to be done, as promptly as possible, all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to, (i) satisfy or cause to be satisfied, on a timely basis, all conditions to Purchaser obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions)

or on other terms that are acceptable to Purchaser and (iii) subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at the Closing) and compliance by the Company of their obligations under Section 7.14(c), consummate the Debt Financing at or prior to Closing.

(b) Purchaser shall give Sellers prompt written notice (A) if and when Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter will not be available for financing the transactions contemplated by this Agreement, (B) of any expiration or termination of the Debt Commitment Letter, (C) of any material breach or default by any party to the Debt Commitment Letter, and (D) of the receipt of any written notice or other written communication from any Person with respect to the material breach, default, termination, or repudiation by any party of the Debt Commitment Letter or any related document. Purchaser shall not permit, without the prior written consent of Sellers, any amendment or modification to be made to the Debt Commitment Letter that (individually or in the aggregate with any other amendments, modifications, or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing to an amount that would be less than the amount necessary to fund, together with cash on hand, the transactions contemplated by this Agreement (including all fees, costs and expenses to be incurred in connection therewith), or (y) impose any new or additional condition to the receipt of any portion of the Debt Financing; provided, however, that notwithstanding the foregoing, Purchaser shall be permitted to amend, restate, replace, supplement, or otherwise modify the Debt Commitment Letter to (i) correct typographical errors, or (ii) add lenders, agents, co-agents, arrangers, bookrunners, managers or other roles under the Debt Commitment Letter or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (including replacement of a lender). If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms) such that the aggregate proceeds of the Debt Financing, together with cash on hand, would not be sufficient for the satisfaction of all of the payment obligations of Purchaser under this Agreement and in connection with the transactions contemplated hereby, Purchaser shall use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not less favorable, in any material respect, to Purchaser, with respect to conditionality and enforcement, than those in the Debt Commitment Letter as in effect on the date of this Agreement, in an amount sufficient to replace such portion of the Debt Financing necessary for the satisfaction of all of the payment obligations of Purchaser under this Agreement and in connection with the transactions contemplated hereby (the “Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 7.14 shall be applicable to the Alternative Financing, and, for the purposes of Section 6.7 and this Section 7.14, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing. Notwithstanding the foregoing, any such efforts and any such Alternative Financing, or the negotiation or implementation thereof, shall not be a condition to, or justify or excuse any delay in, the performance by Purchaser of this Agreement.

(c) Each of the Sellers agrees to, and to cause its Affiliates (including the Company Group) to, use its respective reasonable best efforts to provide such assistance (and to use its respective reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with respect to the Debt Financing as is reasonably requested by Purchaser, including using reasonable best efforts with respect to:

(i) participation in a reasonable number of drafting sessions, providing customary assistance with the due diligence activities of Purchaser and the Debt Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and providing customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(ii) delivery to Purchaser and its Debt Financing Sources as promptly as practicable (and no later than the fifth Business Day prior to the Closing Date) the Debt Financing Deliverables;

(iii) furnishing Purchaser and its Debt Financing Sources, as promptly as practicable, the Required Information;

(iv) providing all customary information regarding the Company members required to complete any syndication related to the Debt Financing;

(v) (i) assisting Purchaser and the Debt Financing Sources in the preparation of (A) the syndication documents and materials, including bank information memoranda and securities offering memoranda, (B) materials for rating agency presentations and (ii) participating (including by making members of senior management, representatives and advisors of the Company with appropriate seniority and expertise available to participate) in a reasonable number of investor marketing calls and meetings and a reasonable number of due diligence sessions, presentations, and “road shows” with prospective lenders, investors and rating agencies in connection with the Debt Financing at times and places reasonably requested by the Debt Financing Sources and reasonably acceptable to Purchaser cooperating with the Debt Financing Sources’ and their respective agents’ due diligence with respect to the Company Group;

(vi) executing and delivering customary authorization and representation letters (including customary representations with respect to the accuracy of the information) for inclusion in any informational materials that authorized the distribution of information to prospective lenders, and definitive financing documents to the extent reasonably requested by Purchaser, including certificates, and other documents, to the extent reasonably requested by Purchaser;

(vii) obtaining customary payoff letters and Lien releases in respect of the Debt Payoff Amount; and

(viii) providing customary projected financial information relating only to the Business as reasonably requested by Purchaser to permit Purchaser to prepare customary projected financial information relating to Purchaser (to be prepared on pro forma basis assuming the consummation of the transactions contemplated by this Agreement, it being understood that Sellers need only provide information to assist in the preparation thereof, and shall not be required to provide pro forma financial statements or pro forma adjustments reflecting the Debt Financing or any description of all or any component of the Debt Financing) which are customarily required by the Debt Financing Sources for the syndication of credit facilities similar to those described in the Debt Commitment Letter.

Notwithstanding any of the foregoing to the contrary, none of the Sellers, the Company, their Affiliates or any of their respective personnel, advisors or other representatives shall be required prior to the effectiveness of the acquisition contemplated hereby (1) to pay (or agree to pay) any commitment or other fee, provide any indemnities, incur any Liability or enter into any agreement with respect to the Debt Financing or (2) to take any action that (A) would cause (or reasonably be likely to cause) any condition set forth in Article VIII to not be satisfied or otherwise cause any breach of this Agreement, (B) would reasonably be expected to conflict with or violate such Person’s Governing Documents or any Law, or result in the material contravention of, a material violation or breach of, or default under, any Material Contract (other than any Contract entered into for a purpose of avoiding such Person’s obligations hereunder) (C) would unreasonably interfere with the operation of the Business, (D) provide access to or disclose information that Sellers reasonably determine could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements (not created in contemplation hereof) applicable to, the Sellers or the Company, or (E) require Sellers, the Company, or any of their officers or directors to sign any representation letters (other than the customary authorization and representation letters referred to in the preceding paragraph). The governing bodies of the Company Members shall not be required prior to Closing to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained. None of the directors, officers, managers, general partners or employees of any Company Member shall be required to execute any documents relating to the Debt Financing that are effective prior to the Closing, and none of the directors, officers, managers, general partners or employees of any Company Member that will not continue in such capacity with such Company Member following the Closing shall be required to execute any documents relating to the Debt Financing, in each case including any credit or other agreements, pledge or security documents, or other certificates, letters, legal opinions, certificates or other documents in connection with the Debt Financing (other than any customary authorization and representation letters described in clause (g) above or the customary payoff letters and Lien releases described in clause (i) above). Purchaser shall promptly, upon request by or on behalf of Seller Representative or the Company, reimburse the Sellers, the Company Group, their Affiliates or any of their respective personnel, advisors or other representatives for all reasonable and documented out of pocket costs and expenses (including outside counsel and auditor fees) actually incurred by them providing the cooperation contemplated by this Section 7.14 and shall indemnify and hold harmless the Sellers, the Company, its Affiliates and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other representatives from and against any and all damages actually suffered or incurred by any of them of any type to the extent resulting from the cooperation contemplated by this Section 7.14, the arrangement of any Debt Financing and any information used in connection therewith, except to the extent that any of the foregoing arises from the fraud, gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, the Sellers or the Company Group, as applicable. Each Seller hereby consents to the use of all of the Company Groups’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Sellers or the Company Groups or the reputation or goodwill of the Seller or the Company Group. Notwithstanding any other provision set forth herein or in any other agreement between the Sellers and Purchaser (or their respective Affiliates), the Sellers agree that Purchaser and its Affiliates may share customary projections with respect to the Company Group with the Debt Financing Sources identified in the Debt Commitment Letter, and that Purchaser, its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing.

Section 7.15 Insurance. The Sellers shall cooperate with Purchaser until final resolution of all claims related to any member of the Company Group under any insurance policies listed on Section 4.18 of the Disclosure Schedules and the proceeds of any such loss shall be paid to such member of the Company Group. If any such proceeds are paid prior to Closing, then, notwithstanding anything to the contrary in this Agreement, such proceeds shall not be distributed out of the Company Group and shall not be deemed Company Cash.

Section 7.16 Termination of Agreements with Sellers and Non-Company Affiliates. Prior to the Closing, the Sellers will cause each member of the Company Group to enter into a termination and release with Seller or any Non-Company Affiliate with whom such member of the Company Group has an agreement or to whom such member of the Company Group provides a service or owes any obligation, other than the Tampa Lease, the IP Assignment Agreement and any reimbursements or normal course fees or wages. Prior to the Closing, the Sellers will cause the applicable members of the Company Group to terminate the Performance Awards and obtain from each such Person a release of claims in favor of the Company Group. The IP Assignment Agreement shall be in full force and effect as of the Closing Date.

Section 7.17 Release. Effective as of the Closing, each Seller, for itself and each of its Affiliates, including 4350 Williams Rd. LLC (other than any member of the Company Group), the Holdcos and each of their respective successors and assigns (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or might have or may assert now or in the future, against any member of the Company Group and their respective successors, assigns, officers, directors, managers and employees (each a “Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing, including any claims arising on or prior to the Closing with respect to the Tampa Lease; provided, however, that nothing contained in this Section 7.17 shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of (a) any Person under this Agreement or any Seller Document or any Company Document or relating to the transactions contemplated hereby or thereby, (b) any rights of any Releasor under any Company Benefit Plan or any existing employment agreement in effect on the Closing Date that is disclosed in Section 4.12, (c) any rights of any Releasor to salary, wages or benefits earned prior to the Closing Date, (d) any claims arising after the Closing with respect to the Tampa Lease, and (e) any right to indemnification in favor of, or limitation of Liability of, a current or former director, member, officer, employee or manager of any member of the Company Group pursuant to the Governing Documents of any member of the Company Group or pursuant to any liability insurance policies (or the equivalent thereof) of any member of the Company Group, in each case, in effect as of the Closing Date.

Section 7.18 No Shop. The Sellers and the Holdcos shall not and none of them shall permit any member of the Company Group or any of its or their respective Affiliates or its or their respective directors, officers, employees, representatives or agents to, directly or indirectly through another Person, (a) discuss, knowingly encourage, facilitate, negotiate, undertake, initiate, solicit, authorize, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of all or a substantial portion of the assets of any member of the Company Group or any membership interests or other ownership interests of any member of the Company Group (whether directly or indirectly), other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), or (b) furnish or caused to be furnished, to any Person, any information relating to the business, properties or assets of any member of the Company Group in connection with an Acquisition Transaction. Each of the Sellers and each Holdco shall, and shall cause each of their respective Affiliates, directors, officers, employees, representatives or agents to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted prior to the date of this Agreement with respect to any Acquisition Transaction. If the Sellers or any of their respective Affiliates receive any offer, proposal or expression of interest regarding an Acquisition Transaction, the Seller Representative shall promptly notify Purchaser in writing of such fact.

Section 7.19 Seller Guarantee. Prior to the Closing Date, Purchaser will use its commercially reasonable efforts to replace the letter of credit issued by [***] in the amount of $250,000 in favor of [***] and the personal guarantee thereof by Dan Ochstein (the “Seller Guarantee”). If Purchaser is not able to obtain a replacement for the Seller Guarantee, on or prior to the Closing, the Sellers agree to maintain the Seller Guarantee in place for a term not to exceed six (6) months from the Closing Date subject to the terms and conditions set forth in this Section 7.19. Purchaser will indemnify Dan Ochstein against, be liable to Dan Ochstein for, and hold Dan Ochstein harmless from any and all Losses incurred or suffered by Dan Ochstein to the extent arising out of the Seller Guarantee, except to the extent that any of the foregoing arises from the fraud, gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by any Seller Indemnified Party. All costs and expenses incurred in connection with the maintenance and release of the Seller Guarantee pursuant to this Section 7.19 shall be borne solely and exclusively by Purchaser.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) (i) the Seller Fundamental Representations and Section 4.7(a) (Absence of Certain Developments) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties were made on such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (ii) each of the other representations and warranties of the Company, NewSouth Orlando, the Holdcos and the Sellers set forth in this Agreement (other than the Seller Fundamental Representations and

Section 4.7(a) (Absence of Certain Developments)) shall be true and correct at and as of this Agreement and the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality,” including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(b) the Company, NewSouth Orlando, the Holdcos, Seller Representative (on behalf of the Sellers) and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with any of by them on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

(d) no Legal Proceeding shall have been instituted or threatened, against the Holdcos, the Sellers or Purchaser which (i) seeks to obtain material damages in connection with the transaction contemplated by this Agreement, or (ii) seeks to restrain or prohibit consummation of the transactions contemplated hereby;

(e) from the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(f) NewSouth Orlando shall have redeemed all of Nagle’s NSO Interests;

(g) the Pre-Closing Reorganizations shall have been executed by the Parties to the satisfaction of Purchaser;

(h) the Sellers shall, and shall cause the Company to, have obtained the necessary consents or waivers from the Lienholder related to the consummation of the transactions contemplated by this Agreement, including the consent of the Lienholder to the Tampa Lease Amendment as contemplated by Section 1(c)(iii) of the SNDA; and

(i) the Company, NewSouth Orlando, the Holdcos and the Sellers shall have delivered or caused to be delivered to Purchaser all of the certificates and other documents set forth in Section 3.2(a).

Section 8.2 Conditions Precedent to Obligations of the Holdcos and the Sellers. The obligations of the Holdcos and the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):

(a) (i) the Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties were made on such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (ii) each of the other representations and warranties of Purchaser set forth in this Agreement (other than the Purchaser Fundamental Representations) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date, except to the extent such representations and warranties relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

(d) no Legal Proceeding shall have been instituted or threatened against the Holdcos, the Sellers or Purchaser which (i) seeks to obtain material damages in connection with the transaction contemplated by this Agreement, or (ii) seeks to restrain or prohibit consummation of the transactions contemplated hereby; and

(e) Purchaser shall have taken all of the actions, and delivered or caused to be delivered to the Holdcos or the Sellers all of the certificates and other documents, set forth in Section 3.2(b).

Section 8.3 Frustration of Closing Conditions. None of Purchaser, the Holdcos or the Sellers may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated on any date prior to the Closing as follows:

(a) by either the Seller Representative (on behalf of the Sellers and the Holdcos) or Purchaser on or after April 3, 2020 if the Closing shall not have occurred by the close of business on such date (the “Termination Date”); provided, that if the terminating Party is in breach of (or has failed to perform) any of its representations, warranties or covenants set forth in this Agreement and such breach (or failure to perform) would allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the conditions set forth in Article VIII then the terminating Party may not terminate this Agreement pursuant to this Section 9.1(a);

(b) by mutual written consent of the Seller Representative (on behalf of the Sellers and the Holdcos) and Purchaser;

(c) by the Seller Representative (on behalf of the Sellers and the Holdcos) or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by the Seller Representative (on behalf of the Sellers and the Holdcos), upon written notice to Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that any condition to the Holdco’s or the Sellers’ closing obligations set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach (if curable) has not been cured within the earlier of (x) twenty (20) Business Days after delivery of written notice from the Seller Representative to Purchaser of such breach (provided Purchaser continues to exercise commercially reasonable efforts to cure such breach during such period) or (y) the Termination Date;

(e) by Purchaser, upon written notice to the Seller Representative, upon a material breach of any representation, warranty, covenant or agreement on the part of the Holdcos, the Sellers or the Company Group set forth in this Agreement, or if any representation or warranty of the Holdcos, the Sellers or the Company Group shall have become untrue, in either case such that any condition to Purchaser’s closing obligations set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that such breach (if curable) has not been cured within the earlier of (x) twenty (20) Business Days after delivery of written notice from Purchaser to the Seller Representative of such breach (provided the Holdcos, the Sellers and/or any member of the Company Group continues to exercise commercially reasonable efforts to cure such breach during such period) or (y) the Termination Date;

(f) by Purchaser, upon written notice to the Seller Representative, on December 31, 2019 if Purchaser has not obtained an executed copy of the binder for the R&W Policy on or before such date; provided, that if Purchaser is in breach of its covenants set forth in Section 7.4(d), then Purchaser may not terminate this Agreement pursuant to this Section 9.1(f); or

(g) notwithstanding anything set forth in this Agreement, by Purchaser, upon written notice to the Seller Representative, if the facility located at 10741 Crossroads Commerce Boulevard, Tampa, Florida (the “Manufacturing Facility”) is substantially damaged or destroyed by a tornado, hurricane, earthquake, other act of God, any fire or explosion (“Casualty Event”), and the Sellers do not restore the Manufacturing Facility to the same condition that existed prior to such Casualty Event within 45 days after the occurrence of such Casualty Event.

Section 9.2 Procedure Upon Termination. In the event of a valid termination of this Agreement by Purchaser or the Seller Representative pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Membership Interests hereunder shall be abandoned without further action by Purchaser, the Company Group or the Sellers.

Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1 and Section 9.2, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to any of the Parties, the Company or any of the Debt Financing Sources; provided, that no such termination shall relieve any Party from Liability for any willful and material breach of this Agreement; provided, further, that the obligations of the Parties set forth in the Confidentiality Agreement, Section 7.5, this Section 9.3 and Article XII hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Provisions. The representations and warranties of the Parties contained in this Agreement shall survive the Closing only for a period of one (1) year following the Closing Date; provided, however, that the indemnification obligations under Section 10.2 and Section 10.3 shall not terminate and survive until it is finally resolved with respect to any Losses as to which the Person to be indemnified shall have delivered a notice that constitutes an Indemnification Notice (but only with respect to the content of, and on the basis set forth in, such Indemnification Notice) before the expiration of the applicable survival period for the breach of the applicable representation and warranty or covenant or other agreement forming the basis for such claim; and provided, further that the representations and warranties (A) of each Seller set forth in Section 5.1 (Organization), Section 5.2, (Authorization of Agreement), Section 5.4 (Ownership and Transfer of Membership Interests) and Section 5.6 (Brokers), and of each of the Company, NewSouth Orlando, Holdcos and Sellers in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries) and Section 4.8 (Taxes) (collectively, the “Seller Fundamental Representations”), and (B) of Purchaser set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement) and Section 6.6 (Brokers) (collectively, the “Purchaser Fundamental Representations”), shall in each case survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. No claim for a breach of a Pre-Closing Covenant may be made or brought by any Party (or any of the Purchaser Indemnified Parties or Seller Indemnified Parties) more than six (6) months after the Closing, and the covenants and agreements of the Parties contained herein that contemplate action to be taken after Closing shall survive the Closing and continue in effect until ninety (90) days following the expiration in accordance with their terms and until fully performed. No indemnification shall be payable by the Sellers with respect to (and the Parties shall not have any Liability under Section 10.2 and Section 10.3) with respect to any claim for breach of any representation, warranty, or covenant after the expiration of the applicable survival period, if any, prescribed for such representation, warranty or covenant in this section. The indemnification payable by the Sellers with respect to Section 10.2(f) shall survive the Closing for a period of one (1) year following the Closing Date.

Section 10.2 Indemnification by Sellers. Subject to the other terms, conditions and limitations set forth in this Article X, from and after the Closing, each Seller, severally not jointly (provided, that the foregoing shall not limit, and each Seller hereby waives any claim or defense that the foregoing would limit, Purchaser’s ability to receive the full amount of the Escrow Amount to which it is entitled pursuant to the terms of this Agreement and the Escrow Agreement; provided, further that with respect to the Rahn Sellers, jointly and severally as between the Rahn Sellers, and with respect to the Ochstein Sellers, jointly and severally as between the Ochstein Sellers), shall indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against (without duplication) any and all Losses resulting from, arising from, or with respect to:

(a) (i) the breach of any of the representations or warranties (other than Seller Fundamental Representations) made by any Seller, any of the Holdcos, the Company or NewSouth Orlando in Article IV or Article V of this Agreement or any Seller Document or Company Document or (ii) the breach of any Seller Fundamental Representations made by such Seller, any of the Holdcos, the Company or NewSouth Orlando in Article IV or Article V of this Agreement;

(b) the breach or violation of any covenant or agreement to be performed by a Seller, any of the Holdcos, the Company or NewSouth Orlando (but only with respect to any member of the Company Group that relates to such breach or violation on or prior to the Closing Date), pursuant to this Agreement, any Seller Document or Company Document;

(c) any Indemnified Taxes;

(d) any Transaction Expenses or Closing Indebtedness to the extent not deducted from the Purchase Price pursuant to Section 2.2 or Section 2.3;

(e) any claims by Timothy Nagle with respect to the Redemption Agreement or any matter related thereto or his ownership of the Orlando Membership Interests; or

(f) [***]

Section 10.3 Indemnification by Purchaser. Subject to the other terms, conditions and limitations set forth in this Article X, Purchaser shall indemnify and hold the Seller Indemnified Parties harmless from and against (without duplication) any and all Losses resulting from:

(a) the breach of any of the representations or warranties made by Purchaser in Article VI of this Agreement or any Purchaser Document; or

(b) the breach or violation of any covenant or agreement to be performed by Purchaser pursuant to this Agreement or any Purchaser Document.

Section 10.4 Indemnification Procedures.

(a) A claim for indemnification under Article X for any matter not involving a Third Party Claim only may be asserted by written notice (an “Indemnification Notice”) to (i) the Seller Representative, on behalf of the Holdcos and each of the Sellers, in respect of a claim for which indemnification is sought under Section 10.2, and (ii) to Purchaser, in respect of a claim for which indemnification is sought under Section 10.3, in each case prior to expiration of the applicable survival period for the representation, warranty, or covenant forming the basis thereof. Each Indemnification Notice (x) must include, in reasonable detail, the basis for the claim made by the indemnified party, including the specific section of this Agreement under which the claim is being made and (y) provide a non-binding, reasonable estimate of the amounts to which the indemnified party is entitled. The failure to give written notice shall not, however, relieve the indemnifying party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party shall be deemed to have accepted such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.

(b) In the event of any Third Party Claim, the indemnified party shall promptly (and in any event within thirty (30) days after receiving notice of the Third Party Claim) notify (i) the Seller Representative, on behalf of each of the Holdcos and the Sellers, in respect of a Third Party Claim for which payment may be sought under Section 10.2, and (ii) to Purchaser, in respect of a Third Party Claim for which payment may be sought under Section 10.3. The failure of the indemnified party to give reasonably prompt notice of any such Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially prejudiced as a result of such failure. Without limiting any rights of the insurer under the R&W Policy, the indemnifying party shall have the right, at its sole option and expense, to control such Third Party Claim including to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall not have the right to assume control of such defense, if the claim for which the indemnifying party seeks to assume control: (A) seeks non-monetary, equitable or injunctive relief (except where such relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, proceedings, indictments or investigations, or (C) involves a claim for which, upon petition by the indemnified party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against it hereunder, it shall within thirty (30) days notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim at the indemnifying party’s cost and expense.

(c) If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate (but not control), at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Person shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, a conflict of interest exists between the indemnified party and the indemnifying party that would make such separate representation advisable (it being understood that the existence of a dispute as to whether the indemnified party is entitled to indemnification under this Agreement shall not constitute grounds for conflict) or a Third Party Claim seeks nonmonetary relief which, if granted, could materially and adversely affect the indemnified party or its affiliates (and in such case the indemnified party may elect to assume such defense); provided, further, that the indemnifying parties shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim; and provided, further, that the fees, costs and expenses of one such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.4 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant unconditionally releases the indemnified party from all Liability with respect to such Third Party Claim and no additional obligation, restriction or Losses shall be imposed on the indemnified party other than solely the payment of money damages for which the indemnified party will be indemnified hereunder. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of such Person’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.5 and Section 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim for which the indemnified party is entitled to be indemnified pursuant to this Article X through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a claim for indemnification hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter. If the indemnifying party makes any payment on any claim for indemnification, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such claim.

(e) Subject to Section 10.5, any Losses payable by the Sellers to a Purchaser Indemnified Party pursuant to Section 10.2(a) shall be satisfied solely and exclusively as follows:

(i) With respect to Section 10.2(a)(i) other than Fraud, (A) first, from the Retention Escrow Amount, to the extent of the amounts remaining therein and up to the Cap and (B) second, from the R&W Policy, provided, that, for the avoidance of doubt, no Seller shall have any Liability for any such Losses in excess of the Retention Escrow Amount, and a Purchaser Indemnified Party’s sole source of recovery for such Losses that exceed the Escrow Amount shall be the R&W Policy; and

(ii) with respect to Section 10.2(a)(ii) other than Fraud, (A) first, from the Retention Escrow Amount, to the extent of the amounts remaining therein, (B) second, from the R&W Policy (to the extent available); provided, however, that, so long as Purchaser or the appropriate Purchaser Indemnified Party has first made such a claim under the R&W Policy, Purchaser or such Purchaser Indemnified Party may also make a claim against the Sellers for indemnification under Section 10.2(a), notwithstanding the fact that the Purchaser Indemnified Party’s claim under the R&W Policy is still pending, and (C) third, from the applicable Seller up to the remaining Liability of such Seller pursuant to Section 10.5, as applicable.

(f) Subject to Section 10.5, any Losses payable by the Sellers to a Purchaser Indemnified Party pursuant to Section 10.2(f) shall be satisfied solely and exclusively against the [***] Escrow Amount.

(g) For the avoidance of doubt, claims under Section 10.2(b), Section 10.2(c), Section 10.2(d) or Section 10.2(e) shall be brought directly against the Retention Escrow Amount and the applicable Sellers.

Section 10.5 Certain Limitations on Indemnification. Notwithstanding the other provisions of this Article X:

(a) Except as set forth in Section 10.5(b), (i) the Sellers shall not have any indemnification obligations for Losses under Section 10.2(a)(i) unless the aggregate amount of all Losses relating thereto for which the Sellers would be liable exceeds the Deductible, and then only to the extent of such excess and (ii) Purchaser shall not have any indemnification obligations for Losses under Section 10.3(a) unless the aggregate amount of all Losses relating thereto for which Purchaser would be liable exceeds the Deductible, and then only to the extent such excess. Except as set forth in
Section 10.5(b), in no event shall the aggregate indemnification for which the Sellers are obligated under Section 10.2(a)(i) or for which Purchaser is obligated under Section 10.3(a), in each case, exceed the Cap.

(b) The Cap and Deductible limitations shall not apply to breaches or inaccuracies of the Seller Fundamental Representations or in the case of Fraud in respect of Section 10.2(a)(i).

(c) Notwithstanding anything herein to the contrary but subject to the joint and several Liability as between the Rahn Sellers and joint and several Liability as between the Ochstein Sellers, in no event shall either the Rahn Sellers or the Ochstein Sellers have any Liability, obligation, or responsibility (A) for any amount in excess of the portion of the Purchase Price actually paid to the members of the Rahn Sellers or the Ochstein Sellers, as applicable, pursuant to this Agreement, (B) with respect to a breach of any covenant on the part of the Ochstein Seller or the Rahn Seller (other than breaches of covenants by the Company), respectively or (C) for any claim for indemnification under this Article X in respect of any matter that is taken into account in the Financial Statements or any adjustment to the Purchase Price pursuant to Section 2.3. Notwithstanding anything herein to the contrary, in no event shall Purchaser have any Liability, obligation or responsibility for any amount under this Agreement in excess of the Purchase Price actually paid to the Sellers.

(d) No Seller shall have any right of contribution, set off or indemnity or other right or remedy against any member of the Company Group or its Affiliates in connection with any indemnification obligation or any other Liability to which such Seller may become subject under or in connection with this Agreement.

Section 10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be:

(i) net of any Tax Benefit actually realized by the indemnified party as a cash reduction. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under this Article X, an amount by which the Tax Liability of a Party (or a group of corporations filing a Tax Return that includes such Party), with respect to the taxable year in which such Loss occurs or with respect to the immediately succeeding taxable year, is actually reduced solely as a result of such Loss or the amount of any Tax refund that is generated solely as a result of such Loss, and any related interest received from any relevant Taxing Authority; and

(ii) net of amounts actually recovered by the indemnified party from any Collateral Source. Except as required by any R&W Policy, the Parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder and Purchaser shall use its commercially reasonable efforts to cause the insurers of any Purchaser Indemnified Party to waive subrogation against the Sellers. No Purchaser Indemnified Party shall be required to first seek recovery from an insurer or any other Person prior to seeking and obtaining recovery from the Indemnifying Party. If any recovery is made subsequent to indemnification by the Sellers, then Purchaser shall, or shall cause the relevant Purchaser Indemnified Party to, reimburse the Sellers for the amount paid by such Seller therefor to the extent of such recovery.

(b) For the sole purposes of determining the amount of any Losses and for determining whether or not any breach of a representation or warranty has occurred, the representations and warranties of the Sellers shall not be deemed qualified by any references to materiality, Material Adverse Effect or similar concept.

(c) Any Liability for indemnification under this Article X shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 10.7 Exclusive Remedy. Except for Fraud, from and after the Closing, the sole and exclusive remedy for any breach, violation, inaccuracy or failure to be true or correct, or alleged breach, violation, inaccuracy or failure to be true or correct, of any representation or warranty or any covenant or agreement in this Agreement or any certificate delivered pursuant to this Agreement (including any certificate delivered pursuant to Section 3.2(a)(i) or Section 3.2(b)(v)), shall be indemnification in accordance with this Article X. Notwithstanding the foregoing, this Section 10.7 shall not (a) apply to claims for specific performance or (b) operate to interfere with or impede the operation of the provisions of Section 2.3 providing for the resolution of certain disputes relating to the Closing Statement.

Section 10.8 Offset / Set Off. Except in connection with the R&W Policy, neither the Sellers, the Holdcos, nor Purchaser shall have any right to offset or set off any payment due pursuant to Section 2.2 or Section 2.3 against any other payment to be made under any Company Documents, Purchaser Documents or Seller Documents (other than any other payment due under Section 2.2 or Section 2.3) or otherwise (including against indemnification).

Section 10.9 Knowledge. The right to indemnification, payment of Losses of an indemnified party or for other remedies based on any representation, warranty, covenant or agreement of an indemnifying party contained in or made pursuant to this Agreement shall not be affected by (a) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), by such indemnified party with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (b) the waiver of any condition in this Agreement based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement.

Section 10.10 R&W Policy. The R&W Policy is a Contract between Purchaser and the insurers party thereto separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Article X and this Agreement shall in any way limit, affect, restrict, modify or impair the ability of Purchaser to make claims under or recover under the R&W Policy.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Returns.

(a) Straddle Period Tax Returns. The Parties shall, unless prohibited by applicable Law, close the taxable period of the members of the Company Group as of the end of the Closing Date. If applicable Law does not permit such closing of a taxable period, then in the case of Taxes that are payable with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date (each such period, a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall: (i) in the case of Taxes that are based upon income, receipts, transactions or payroll, be deemed equal to the amount which would be payable as determined based upon an interim closing of the books as if the taxable period ended on the Closing Date; and (ii) in the case of any other Taxes (such as property taxes) be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of this Section 11.1(a), any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of calendar days in such portion of the Straddle Period as compared to the number of calendar days in the entire Straddle Period.

(b) Post-Closing Tax Returns. The Holdcos and the Sellers shall file, or cause to be filed, on a timely basis, all Tax Returns with respect to members of the Company Group that are required to be filed on or before the Closing Date (taking into account extensions). With respect to Tax Returns of members of the Company Group for Pre-Closing Tax Periods (each a “Reviewable Tax Return”) that are due after the Closing Date (taking into account extensions) (i) the Seller Representative (at the sole cost of the Holdcos and the Sellers) shall prepare and file, or cause to be prepared and filed, all Tax Returns for Tax Periods that end on or before the Closing Date and (ii) Purchaser (at its sole cost) shall prepare and file, or cause to be prepared and filed, all Tax Returns for Straddle Periods. All Reviewable Tax Returns shall be prepared in a manner consistent with past practices of the applicable member of the Company Group (except as otherwise required by Tax Law). As between the Seller Representative and Purchaser, the Party having the right pursuant to this Section 11.1(b) to prepare a Reviewable Tax Return (the “Preparing Party”) shall deliver the Reviewable Tax Return to the other party (the “Reviewing Party”) for the Reviewing Party’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) calendar days (or in the case of any such Tax Return that is not an income Tax Return, as soon as practical) prior to the date any such Reviewable Tax Return is filed. The Reviewing Party shall provide written comments to each Reviewable Tax Return within fifteen (15) calendar days (or in the case of any such Tax Return that is not an income Tax Return, as soon as practical) of having received (or in the case of any such Tax Return that is not an income Tax Return, as soon as practical after receiving) such Tax Return. The Preparing Party shall consider any such changes to each Reviewable Tax Return as are timely requested by the Reviewing Party and shall provide an updated version of such Tax Return reflecting any resolutions in respect of the requested changes to the Reviewing Party at least ten (10) calendar days prior (or in the case of any such Tax Return that is not an income Tax Return, as soon as practical) to the filing of such Tax Return. If the Preparing Party does not accept all of the Reviewing Party’s written comments with respect to such Reviewable Tax Return, the Reviewing Party and the Preparing Party shall negotiate in good faith and use their reasonable best efforts to resolve such disagreement. If the Reviewing Party and the Preparing Party are unable to reach such agreement within five calendar days prior to the due date (inclusive of extensions) for such Tax Return, the disputed items shall be submitted to the Independent Accountant solely for resolution of the disputed items in accordance with this Agreement applying the principles set forth in Section 2.3(e) to determine whether such Reviewable Tax Return has been prepared in accordance with this Agreement. Any determination by the Independent Accountant shall be final. The Seller Representative and Purchaser shall use their best efforts to cause the Independent Accountant to resolve any disputed items promptly pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Reviewable Tax Return, such Tax Return shall be filed as prepared (and to the extent agreed to by the parties) and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and the Sellers. The Sellers, the Holdcos, the Company, NewSouth Orlando and each other member of the Company Group agree to take no position on any Tax Return, in any Tax proceeding or otherwise, to the effect that the Pre-Closing Reorganizations are other than F reorganizations pursuant to Code Section 368(a)(1)(F).

Section 11.2 Cooperation on Tax Matters.

(a) The Sellers, the Holdcos and Purchaser shall, and Purchaser shall cause the members of the Company Group to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 11.2(a) and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request and expense) the provision of records and information which are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Sellers, the Holdcos and Purchaser shall, and Purchaser shall cause the members of the Company Group to, upon request, use their reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 11.3 Tax Refunds. Any Tax refund (or credit in lieu thereof) for overpayment of Taxes due to a member of the Company Group with respect to a Pre-Closing Tax Period shall, within fifteen (15) calendar days after such refund (or credit in lieu thereof) has been received in cash (or such credit has reduced cash Tax otherwise due) by Purchaser, a member of the Company Group or their Affiliates be paid to the Seller Representative. Any Tax refund (or credit in lieu thereof) to which the Sellers are entitled pursuant to this section shall include any interest paid thereon by the applicable Governmental Authority. Purchaser will, if the Seller Representative so requests and at the Sellers’ sole cost and expense, use commercially reasonable efforts to cause the members of the Company Group to file for and prosecute any claim for Tax refunds (or credits in lieu thereof) to which the Sellers are entitled hereunder. Purchaser will keep the Seller Representative reasonably appraised of the material facts of any such prosecution of claim.

Section 11.4 Other Tax Matters.

(a) Purchaser shall not cause or permit (and shall preclude each member of the Company Group from causing or permitting) (i) the filing or amendment of any Tax Return of a member of the Company Group for a Pre-Closing Tax Period, (ii) the making or changing of any Tax election (other than an election that is contemplated by this Agreement) that would adversely affect the Sellers, (iii) an extension, a consent to extension or waiver of the statute of limitation for any a Pre-Closing Tax Period relating to Tax, (iv) engaging in any voluntary disclosure or similar proceeding with a Governmental Authority with respect to Taxes or Tax Returns of a member of the Company Group for a Pre-Closing Tax Period, or (v) the carryback of an item on the Tax Return of a member of the Company Group for a Post-Closing Tax Period to a Pre-Closing Tax Period, in each case without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless such action by Purchaser or the applicable member of the Company Group would not result in any Tax Liability (or reduction to a Tax refund or credit benefit) to the Sellers or any Affiliate thereof.

(b) Notwithstanding any provision in Section 10.4 to the contrary, if Purchaser or any of its Affiliates (including any member of the Company Group) receives written notice (including a written threat by any Governmental Authority) of any Tax Matter or other administrative, judicial, or other proceeding by, or against or with respect to Taxes (or relating to a Tax refund or credit benefit) of any member of the Company Group for any Pre-Closing Tax Period (collectively, a “Tax Contest”), Purchaser shall within ten calendar days after such receipt, provide written notice thereof to the Seller Representative if such Tax Contest could result in any Indemnified Taxes or a Tax refund or credit benefit. Purchaser shall have the right to control at its cost all actions relating to Taxes and to settle, compromise or litigate all Tax matters relating to a member of the Company Group, except if Sellers reasonably could be expected to have Liability for Indemnified Taxes or be entitled to a Tax refund or credit in lieu thereof, then (i) notwithstanding anything to the contrary under this Section 11.4(b), the Seller Representative shall have exclusive right to control all actions relating to such Tax Contest and such Taxes for Tax periods ending on or before the Closing Date (and Purchaser has the right to participate at its cost in such Tax Contest), and (ii) the Seller Representative shall have the right to participate at its cost in such Tax Contest that relates to a Straddle Period. No party shall settle or compromise any Tax Contest described in clause (i) or (ii) of the immediately prior sentence without the other party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No claim in respect of Taxes that may subject Sellers to Liability for Indemnified Taxes (or entitle Sellers to a Tax refund or the benefit of a credit) shall be subject to any of the limitations set forth in Section 10.4 and in the event of a conflict, the provisions of this Section 11.4(b) shall control.

(c) To the maximum extent possible under Tax Law and to the extent such items are directly or indirectly paid or deemed paid or accrued by Sellers or a member of the Company Group on or before the Closing Date, any Tax deductions with respect to the payment or accrual of the Transaction Expenses or Indebtedness shall be deducted by the applicable members of the Company Group in the applicable Pre-Closing Tax Period.

Section 11.5 Payment of Sales, Use or Similar Taxes. Notwithstanding any provision of this Agreement to the contrary, all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by the Sellers on the one hand and Purchaser on the other hand.

Section 11.6 Purchase Price Allocation.

(a) Within 15 Business Days after the date hereof, Purchaser shall in good faith prepare and deliver to Seller Representative a schedule (the “Preliminary Entity Allocation Statement”) allocating the Purchase Price between Company Holdco and Orlando Holdco. After the date of delivery by Purchaser of the Preliminary Entity Allocation Statement to Seller Representative, Purchaser and Seller Representative shall take no more than 10 Business Days to finalize and agree to the final allocation of the Purchase Price between Company Holdco and Orlando Holdco (the “Final Entity Allocation Statement”). In the event that the Purchaser and Seller Representative cannot agree to a Final Entity Allocation Statement by the date that is 25 Business Days after the date hereof, Purchaser and Seller Representative shall follow procedures consistent with those provided for in Section 2.3(e) (related to the determination of items in the Estimated Closing Statement) to engage an Independent Accountant to review and revise the Preliminary Entity Allocation Statement and provide the Final Entity Allocation Statement. The decisions of the Independent Accountant shall be conclusive and binding upon the Purchaser and Seller Representative except as provided in Section 2.3(e).

(b) Within 30 Business Days after the Closing Date, the Seller Representative shall provide to Purchaser for review and approval two schedules (each an “Asset Allocation Statement” and together the “Asset Allocation Statements”), (i) one allocating the portion of the Purchase Price allocated to Company Holdco (along with any assumed liabilities of the Company and the Company Subsidiaries and other amounts required to be taken into account for income Tax purposes as consideration for the Company Membership Interests that are not already taken into account in the Purchase Price) (the “Company Allocable Price”) among the assets of the Company (excluding the equity interests of the Company Subsidiaries owned by the Company) and the Company Subsidiaries as of the Closing; and (ii) the other allocating the portion of the Purchase Price allocated to Orlando Holdco (along with any assumed liabilities of NewSouth Orlando and other amounts required to be taken into account for income Tax purposes as consideration for the Orlando Membership Interests that are not already taken into account in the Purchase Price) (the “Orlando Allocable Price”) among the assets of NewSouth Orlando as of the Closing. The Asset Allocation Statements shall be prepared consistent with the methodology set forth on Exhibit VII and shall allocate the Company Allocable Price and the Orlando Allocable Price only to the asset classes provided for in Exhibit VII and Treasury Regulation Section 1.338-6 (and not to specific assets within each asset class).

(c) Upon the payment of any adjustments to the final Purchase Price, the Final Entity Allocation Statement and the Asset Allocation Statements shall be appropriately adjusted to reflect such payments. Purchaser, its Affiliates, the members of the Company Group and the Sellers (each, a “Tax Filing Party”) shall file all Tax Returns consistent with the Final Entity Allocation Statement and the Asset Allocation Statements. None of the Tax Filing Parties shall take any Tax position inconsistent with the Final Entity Allocation Statement or the Assets Allocation Statements or agree to any proposed adjustment to the Final Entity Allocation Statement or the Asset Allocation Statements by any Taxing Authority without first giving the other Tax Filing Parties prior written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Final Entity Allocation Statement or the Asset Allocation Statements, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Final Entity Allocation Statement or the Asset Allocation Statements

ARTICLE XII

MISCELLANEOUS

Section 12.1 Expenses. Except as otherwise provided in this Agreement, (a) Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and (b) the Sellers shall bear all expenses incurred by any member of the Company Group, Seller Representative, the Holdcos and the Sellers in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 12.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Except as otherwise provided for herein, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal court located in Tampa, Florida or state court located in Hillsborough County, Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

(c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d) Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (i) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) agrees that any such Legal Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (iii) agrees not to bring or support or permit any of its affiliates to bring or support any Legal Proceeding, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court and (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.

Section 12.3 Entire Agreement; Amendments and Waivers; Exclusivity of Agreement; Specific Performance.

(a) This Agreement (including the schedules and exhibits hereto), the Seller Documents, the Company Documents, the Purchaser Documents and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and, subject to Section 7.5, supersede all prior understandings and agreements, both written and oral, with respect to such matters.

(b) This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding the foregoing, none of Section 10.7, Section 12.2(d), this Section 12.3, Section 12.6, Section 12.8 and Section 12.9(b) (and any provision of this Agreement to the extent an amendment, modification, waiver, supplement or termination of such provision would modify the substance of any of such Sections) may be amended in any manner that is adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources.

(c) The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement.

(d) Except to the extent set forth otherwise in this Agreement (including in Section 10.07), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. Therefore, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of Purchaser and Sellers (on behalf of itself and the Holdcos) shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement. No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.3(d), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Subject to and without limiting the rights arising under Section 9.1, each Party further agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 12.3(d); provided, however, that, upon a valid termination of this Agreement in accordance with Article IX, no Party shall be entitled to seek specific performance to consummate the Closing.

Section 12.4 Governing Law. This Agreement, and all claims or causes of action (whether based on contract, tort or any other theory) that may be based upon, arise out of or related to this Agreement, the negotiation, execution or performance of this Agreement, or any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Florida applicable to contracts negotiated, made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

Section 12.5 Notices. All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (receipt confirmed) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to any member of the Company Group (prior to the Closing), to:

NewSouth Window Solutions, LLC

10741 Crossroads Commerce Blvd

Tampa, FL 33610

Attention: Daniel S. Ochstein

Email: [***]

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa St.

Suite 2700

Tampa, FL 33602

Attention: Steve Vazquez

Email: SVazquez@foley.com

If to the Seller Representative, to:

NSWS Rep, LLC

c/o 10741 Crossroads Commerce Blvd

Tampa, FL 33610

Attention: Daniel S. Ochstein

Email: [***]

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa St.

Suite 2700

Tampa, FL 33602

Attention: Steve Vazquez

Email: SVazquez@foley.com

If to any Seller, to:

such Seller’s address set forth on Exhibit I hereto

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa St.

Suite 2700

Tampa, FL 33602

Attention: Steve Vazquez

Email: SVazquez@foley.com

If to Purchaser, to:

PGT Innovations, Inc.

1070 Technology Drive

North Venice, FL 34275

Attention : Brad West (Senior Vice President Senior Vice President of Corporate Development, and Treasurer)

Email: [***]

with a copy (which shall not constitute notice) to:

Jones Day

600 Brickell Avenue, Suite 3300

Miami, Florida 33131

Attention: Nicholas E. Rodriguez

Email: nerodriguez@jonesday.com

Section 12.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding anything contrary to the foregoing, if any covenant in Section 7.12 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against any Seller.

Section 12.7 Conflicts, Privilege and Seller Communications. Purchaser and the Company Group agree that, notwithstanding any current or prior representation of the Company Group by Foley & Lardner LLP (“Foley”), Foley shall be allowed to represent any Seller or any of their Affiliates in any matters or disputes that arises in the future and relates to this Agreement or the transactions contemplated hereby, and Purchaser and the Company Group hereby (i) waive any claim they have or may have that Foley has a conflict of interest or is otherwise prohibited from engaging in such representation on the ground that Foley represented Seller in connection with this Agreement and the transactions contemplated herein and (ii) agree that, in the event that a dispute arises after the Closing between Purchaser, the Company Group and any Seller or any of their Affiliates, Foley may represent such Seller or Affiliate in such dispute even though the interests of such Seller or Affiliate may be directly adverse to Purchaser or the Company Group unless Foley is representing or has represented the Company Group in a matter substantially related to such dispute. Purchaser and the Company Group also further agree that, (x) as to all communications among Foley and the Company Group, the Holdcos, the Sellers and their Affiliates that relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser or the Company Group and (y) as to all communications among the Company Group, the Holdcos, the Sellers and their Affiliates (including communications with other advisors) that relate to the transactions contemplated by this Agreement, such communications belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser or the Company Group. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company Group and a third party other than a Party to this Agreement after the Closing, the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Foley to such third party; provided, however, that the Company Group may not waive such privilege without the prior written consent of the Seller Representative.

Section 12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as set forth in Article X; provided that the Debt Financing Sources shall be express third party beneficiaries of and shall be entitled to rely upon and may enforce Section 10.7, Section 12.2(d), this Section 12.3, Section 12.6, this Section 12.8 and Section 12.9(b). No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers, the Holdcos, the Company Group or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided that Purchaser may assign its rights but not its obligation under this Agreement to any Debt Financing Source or its Affiliate (but in the case of an assignment to an Affiliate, so long as Purchaser remains responsible for all of its obligations pursuant to this Agreement notwithstanding such). No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 12.9 Non-Recourse.

(a) This Agreement may only be enforced against the named Parties. Following the Closing, (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as Parties hereto and (ii) except as expressly provided hereunder, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability or obligation with respect to this Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) no Debt Financing Source shall have any Liability, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, for any obligations or Liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith (including any dispute arising out of, or relating in any way to, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby) and (ii) none of the Company Group, the Holdcos, the Sellers, Purchaser or any Affiliate of any of the foregoing shall be entitled to seek specific performance of any rights of Purchaser or any Affiliate thereof to cause the Debt Financing to be funded; provided that, notwithstanding the foregoing, nothing in this Section 12.9(b) shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or under the Debt Commitment Letter or any Debt Financing Source’s obligations to Purchaser under the Debt Commitment Letter.

Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, e-mail or other electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. At the request of any Party, the other Parties shall re-execute an original form of this Agreement and deliver it to the requesting Party. No Party shall raise the use of facsimile, e-mail or other means of electronic transmission or similar format to deliver a signature page as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 12.11 Seller Representative.

(a) Without any further action by the Holdcos or the Sellers, each of the Sellers and the Holdcos hereby agree and acknowledge that Seller Representative is hereby appointed as the representative and agent on behalf of the Holdcos and each of the Sellers, with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder, under the Escrow Agreement and under the Company Documents and the Seller Documents on behalf of the Holdcos and the Sellers, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Holdcos and the Sellers, and any notice, document, certificate or information required to be given to the Holdcos or any Seller shall be deemed so given if given to the Seller Representative. The Seller Representative hereby accepts such appointment. Without limiting the generality of the foregoing, the Seller Representative’s powers and authority shall include, without limitation, acting in the name of and on behalf of the Holdcos and the Sellers with respect to:

(i) the execution, delivery, receipt and acceptance of delivery of, such notices, releases, instruments and other documents as the Seller Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement, the Company Documents, and the Seller Documents;

(ii) providing the calculations contemplated by Article II of this Agreement;

(iii) the investigation, prosecution, defense and/or settlement of any claims pursuant to Article X of this Agreement, or otherwise related to this Agreement, the Escrow Agreement, any Company Document, any Seller Document or the transactions contemplated hereby; and

(iv) making all decisions in connection with any amendment to this Agreement or any other document related to the transactions contemplated by this Agreement.

(b) Each Seller and Holdco, for itself and its successors and assigns, together with, in the case of any Seller that is an individual, his heirs and personal representatives, hereby constitutes and appoints the Seller Representative as its attorney-in-fact, with full power of substitution, with full power and authority to perform any action described above in the foregoing provisions or this Section 12.11, it being understood that the foregoing power of attorney shall be deemed to be coupled with an interest and shall survive the death, incapacity, liquidation, dissolution or other termination of any Seller or any Holdco. The appointment of the Seller Representative as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Seller with regard to this Agreement, the Company Documents and the Seller Documents. Each Seller shall promptly provide written notice to the Seller Representative of any change of address of such Seller.

(c) All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to the Seller Representative pursuant to this Section 12.11 shall be final, conclusive and binding upon the Holdcos and all Sellers. The power and authority of the Seller Representative as described in this Agreement shall continue in full force until all rights and obligations of the Holdcos and the Sellers under this Agreement, any Company Document and any Seller Document shall have terminated, expired or been fully performed.

(d) Purchaser, its Affiliates and, after the Closing, the Company Group, shall be entitled to rely conclusively on the instructions, decisions and actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement, the Escrow Agreement, any Company Document or any Seller Document, and Purchaser, its Affiliates and, after the Closing, the Company Group are hereby released and relieved from any Liability to any Person for (i) any acts or omissions by any of them in accordance with any instructions (including payment instructions), decisions or acts of the Seller Representative and (ii) any instructions, decisions or actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement, the Escrow Agreement, any Company Document or any Seller Document.

(e) The Sellers shall severally (based on each Seller’s Indemnification Percentage) but not jointly (i) indemnify the Seller Representative and hold the Seller Representative harmless against any loss, Liability, damage, cost or expense incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance, administration or performance of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Seller Representative, and (ii) pay all fees and expenses incurred by the Seller Representative in performing its duties. No Seller shall have any Liability or obligation under this Section 12.11 in excess of an amount equal to such Seller’s Indemnification Percentage of any amounts due under this Section 12.11.

(f) In the event that the Seller Representative becomes unable to perform the Seller Representative’s responsibilities or resigns from such position, the Sellers that collectively have Indemnification Percentages greater than 50% shall select another representative to fill such vacancy. At any time, the Sellers that collectively have Indemnification Percentages greater than 50% can select another representative. Any such substituted representative shall (i) be deemed to be the Seller Representative for all purposes of this Agreement and (ii) exercise the rights and powers or, and be entitled to the indemnity, reimbursement and other benefits of, the Seller Representative. The Sellers (or the successor Seller Representative, acting on behalf of the Sellers) shall provide written notice to Purchaser of the selection of each successor Seller Representative as promptly as practicable following such selection.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

PURCHASER:

PGT INNOVATIONS, INC.

By:	/s/ Brad West
Name:	Brad West
Title:	Senior Vice President of Corporate Development and Treasurer

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

COMPANY:

NEWSOUTH WINDOW SOLUTIONS, LLC

By:	/s/ Daniel S. Ochstein
Name:	Daniel S. Ochstein
Title:	Manager

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

COMPANY HOLDCO:

NSWS HOLDINGS, INC.

By:	/s/ Daniel S. Ochstein
Name:	Daniel S. Ochstein
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEWSOUTH ORLANDO:

NEWSOUTH WINDOW SOLUTIONS OF ORLANDO, LLC

By:	/s/ Daniel S. Ochstein
Name:	Daniel S. Ochstein
Title:	Manager

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

ORLANDO HOLDCO:

NSWS ORLANDO HOLDINGS, INC.

By:	/s/ Daniel S. Ochstein
Name:	Daniel S. Ochstein
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

SELLER REPRESENTATIVE:

NSWS REP, LLC

By:	/s/ Daniel S. Ochstein
Name:	Daniel S. Ochstein
Title:	Manager

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

SELLERS:

OCHSTEIN CHILDREN’S 2019 IRREVOCABLE TRUST

By:	/s/ Samuel E. Ochstein

Name:	Samuel E. Ochstein
Title:	Trustee

/s/ Daniel S. Ochstein
Daniel S. Ochstein

/s/ Debra L. Ochstein
Debra L. Ochstein

/s/ Earl Rahn
Earl Rahn

/s/ Amy Rahn
Amy Rahn

/s/ Samuel L. Ochstein
Samuel L. Ochstein

Signature Page to Membership Interest Purchase Agreement